Execution Version

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Double asterisks denote omissions.

Exhibit 10.40

ROYALTY INTEREST PURCHASE AGREEMENT

Dated as of March 22, 2019

Between

CURIS ROYALTY LLC
CURIS, INC.

TPC INVESTMENTS I LP and TPC INVESTMENTS II LP, as Purchasers

And

LIND SA LLC, as Collateral Agent

Table of Contents
ARTICLE I DEFINITIONS; INTERPRETATION1
Section 1.01Definitions.    1
Section 1.02Interpretation.    13
ARTICLE II PURCHASE AND SALE OF PURCHASED RECEIVABLES13
Section 2.01Purchase and Sale of Purchased Receivables.    13
Section 2.02No Purchase or Sale of Other Assets.    13
Section 2.03No Assumed Obligations.    14
Section 2.04Security Interests.    14
ARTICLE III CLOSING; DELIVERABLES14
Section 3.01Closing.    14
Section 3.02Initial Purchase Price.    14
Section 3.03Closing Deliverables.    14
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND PARENT17
Section 4.01Organization; Power; Qualification.    17
Section 4.02Authorization; Enforceability; Required Consents; Absence of Conflicts.    17
Section 4.03Litigation.    18
Section 4.04Information.    18
Section 4.05No Adverse Change or Event.    18
Section 4.06No Default.    18
Section 4.07License Agreement.    18

Section 4.08UCC Representations and Warranties.    20
Section 4.09Intellectual Property.    21
Section 4.10Royalty Rights.    22
Section 4.11Single Purpose Entity.    22
Section 4.12No Undisclosed Liabilities.    22
Section 4.13Solvency.    22
Section 4.14Compliance with Laws.    23
Section 4.15Tax.    23
Section 4.16Broker’s Fees.    23
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASERS23
Section 5.01Organization.    23
Section 5.02Authorization.    23
Section 5.03Broker’s Fees.    24
Section 5.04Conflicts.    24
ARTICLE VI COVENANTS24
Section 6.01Preservation of Existence and Properties; Compliance with Law; Payment of Taxes and Claims; Preservation of Enforceability; Separateness.    24
Section 6.02Use of Proceeds.    25
Section 6.03Visits, Inspections and Discussions.    25
Section 6.04Information to Be Furnished.    25
Section 6.05Modification of Certain Documents.    26
Section 6.06Conduct of Business.    27

Section 6.07Purchase Agreement.    27
Section 6.08Indebtedness.    27
Section 6.09Liens.    27
Section 6.10Restricted Payments.    27
Section 6.11Mergers.    28
Section 6.12No Subsidiaries.    28
Section 6.13No Modification.    28
Section 6.14Enforcement of Rights.    28
Section 6.15Audit Rights of Parent.    29
Section 6.16Defense of Intellectual Property.    29
Section 6.17Academic Payments.    29
Section 6.18Purchased Receivables Collateral.    30
Section 6.19Excess Academic Payments.    30
Section 6.20Collateral Agent’s and Purchasers’ Prior Consent.    30
Section 6.21Genentech Consent.    30
Section 6.22Negative Pledge.    30
Section 6.23Put Option; Call Option.    30
Section 6.24Remittances to Royalty Account.    31
Section 6.25Disbursements from Royalty Account; Payment of Certain Amounts Due by Purchasers.    32
Section 6.26Royalty Account.    34
ARTICLE VII TERMINATION35
Section 7.01Termination Date.    35

Section 7.02Effect of Termination.    35
ARTICLE VIII MISCELLANEOUS35
Section 8.01Notices and Deliveries.    35
Section 8.02Amounts Payable Due upon Request for Payment.    37
Section 8.03Rights Cumulative.    37
Section 8.04Amendments; Waivers.    37
Section 8.05Set-Off.    38
Section 8.06Assignments.    38
Section 8.07Governing Law.    38
Section 8.08Judicial Proceedings; Waiver of Jury Trial.    38
Section 8.09Severability of Provisions.    39
Section 8.10Confidentiality.    39
Section 8.11Counterparts.    39
Section 8.12Entire Agreement.    40
Section 8.13Successors and Assigns.    40
Section 8.14Expenses; Indemnification.    40
Section 8.15Agency.    42
Section 8.16Purchaser Allocations.    44

ANNEXES
Annex A            Confidentiality

SCHEDULES
Schedule 1.01        –    Erivedge Patents

EXHIBITS
Exhibit A        –    Form of Bill of Sale and Assignment
Exhibit B        –    Company Deposit Account Details
Exhibit C        –    Form of Company Security Agreement
Exhibit D        –    Form of Consent and Direction
Exhibit E        –    Form of Deposit Account Control Agreement
Exhibit F        –    Form of Pledge Agreement
Exhibit G        –    Form of Royalty Account Control Agreement

v

ROYALTY INTEREST PURCHASE AGREEMENT
This ROYALTY INTEREST PURCHASE AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”) is made and entered into as of March 22, 2019, by and between Curis Royalty LLC, a Delaware limited liability company (the “Company”), Curis, Inc., a Delaware corporation (“Parent”), TPC Investments I LP, a Delaware limited partnership and TPC Investments II LP, a Delaware limited partnership (each, a “Purchaser” and together, “Purchasers”), and Lind SA LLC, a Delaware limited liability company, as collateral agent on behalf of Purchasers (in such capacity, “Collateral Agent”).
WHEREAS, the Company desires to sell, transfer, assign and convey to Purchasers, and Purchasers desire to purchase, acquire and accept from the Company, all of the Company’s right, title and interest in and to the Purchased Receivables (as defined below), for the consideration and on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, Purchasers desire to appoint Collateral Agent to serve as their agent with respect to the Purchased Receivables Collateral and to carry out related functions as set out herein and the Company and Parent desire to accept such appointment; and
WHEREAS, the Company is a wholly-owned Subsidiary of Parent;
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I    DEFINITIONS; INTERPRETATION
Section 1.01    Definitions.
The following terms, as used herein, shall have the following meanings:
“Academic Payment Obligations” means Parent’s obligation to make payments to certain academic institutions under the Other License Agreements.
“Academic Payments” means, with respect to any calendar quarter, the amount of payments due and payable under the Academic Royalty Obligations in respect of such calendar quarter, excluding any Excess Academic Payments.
“Academic Royalty Obligations” means the royalties due under the Academic Payment Obligations pursuant to the Other License Agreements.
“Additional 2021 Purchase Price” means $17,200,000, payable if and only if the quantity equal to (i) the aggregate payments actually received and retained by Purchasers pursuant to Section 6.25(b)(iv) and Section 6.25(b)(v) during the calendar year ended December 31, 2021 (and earned during the 12 month period commencing October 1, 2020 and ending September 30, 2021), plus (ii) the aggregate payments actually received and retained by the Company pursuant to Section 6.25(b)(vi) during such calendar year (and earned during the 12 month period commencing October 1, 2020 and ending September 30, 2021), exceeds $18,000,000.
“Additional 2026 Purchase Price” means $53,500,000, payable only after, and if and only if, the aggregate payments to Purchasers actually received and retained by Purchasers pursuant to Section 6.25(b)(iv) and Section 6.25(b)(v), Section 6.25(c) and Section 6.25(d) exceed $117,000,000 on or prior to December 31, 2026.
“Additional Purchase Price Payment” has the meaning set forth in Section 6.25(e).
“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person; unless otherwise specified, “Affiliate” means an Affiliate of the Company and shall include Parent.
“Agreement” has the meaning set forth in the first paragraph hereof.
“Applicable Law” means (a) all applicable common law and principles of equity and (b) all applicable provisions of all (i) constitutions, statutes, rules, regulations, treaties and orders of governmental bodies, (ii) Governmental Approvals and Governmental Registrations and (iii) orders, decisions, judgments and decrees.
“Applicable Withholding Certificate” means (i) if a Purchaser is a “United States person”, as defined in Section 7701(a)(30) of the Code, a valid and properly executed IRS Form W-9 (or any applicable successor form); or (ii) in all other cases, an applicable IRS Form W-8 (or any applicable successor form) that both (a) is valid, true and properly executed, and (b) certifies that such Purchaser is exempt from United States federal withholding tax with respect to all payments in respect of the Purchased Receivables.
“Bill of Sale and Assignment” means that certain bill of sale and assignment, substantially in the form of Exhibit A attached hereto, entered into by the Company, as seller, and Purchasers as of the date hereof, and acknowledged and agreed by Parent.
“Board” means the Board of Directors of Parent or the Company, as applicable.
“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York or Massachusetts are authorized to close.
“Call Closing Date” has the meaning set forth in Section 6.23(b).
“Call Option” has the meaning set forth in Section 6.23(b).
“Closing” has the meaning set forth in Section 3.01.
“Closing Date” has the meaning set forth in Section 3.01.
“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto as may be enacted into law by the United States of America.
“Collateral Agent” has the meaning set forth in the first paragraph hereof.
“Commencement Notice” has the meaning set forth in Section 6.24(a).
“Company” has the meaning set forth in the first paragraph hereof.
“Company Deposit Account” means an account in the name of the Company having the account details set forth in Exhibit B.
“Company Deposit Account Control Agreement” means the Deposit Account Control Agreement between the Company, Silicon Valley Bank and Collateral Agent dated as of the date hereof.
“Company Security Agreement” means the Security Agreement between the Company and Collateral Agent providing for, among other things, the grant by the Company in favor of Collateral Agent, as secured party and as agent for Purchasers, of a valid continuing, perfected lien on and security interest in, the Purchased Receivables and the other Purchased Receivables Collateral described therein, which Company Security Agreement shall be in the form attached hereto as Exhibit C.
“Competing Product” has the meaning set forth Section 8.5(b)(i) of the License Agreement.
“Confidential Information” means, as it relates to Parent, the Company and any of their Affiliates and the Product, the related Intellectual Property, confidential business information,

financial data and other like information (including ideas, research and development, know-how, formulas, schematics, compositions, technical data, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), client lists and tangible or intangible proprietary information or material, or such other information that either party identifies to the other as confidential or the nature of which or the circumstances of the disclosure of which would reasonably indicate that such information is confidential.
“Consent and Direction” means the Consent and Payment Direction, to be dated on or prior to the Closing Date, in the form attached hereto as Exhibit D.
“Contract” means any (a) agreement and (b) certificate of incorporation, charter, limited liability company agreement, limited partnership agreement or by-law.
“Control Agreements” means the Royalty Account Control Agreement and the Company Deposit Account Control Agreement.
“Credit Agreement” means the Credit Agreement, dated as of March 6, 2017, among the Company, the Lender and Parent, and any schedules, annexes, exhibits, amendments or restatements thereto.
“Curis Technology” has the meaning ascribed to such defined term in the License Agreement.
“Deposit Account Control Agreement” means an agreement in the form attached hereto as Exhibit E to which all “Deposit Accounts” (as defined in the UCC) of the Company shall be subject, providing for “control” (as defined in the UCC) of such Deposit Accounts by Collateral Agent.
“Disbursement Instruction” has the meaning set forth in Section 6.25(a).
“Dollars” and the sign “$” means the lawful currency of the United States of America.
“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, whether preferred or common and whether voting or nonvoting, and equity securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or other such interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust units or interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.
“Erivedge Patents” means the patents listed on Schedule 1.01 and all continuations, divisionals, reissues, reexaminations and extensions thereof worldwide.
“Event of Default” has the meaning given to such term in the Company Security Agreement.

“Excess Academic Payments” means, with respect to any calendar quarter, the sum of (a) Academic Royalty Obligations paid or payable by Parent in respect of such quarter for sales outside Australia that exceed 5% of the Royalty Amounts paid or payable by Genentech in respect of such quarter, plus (b) Academic Royalty Obligations paid or payable by Parent in respect of such quarter for sales of Erivedge® in Australia in respect of such quarter that exceed 2% of the net sales of Erivedge® in Australia in respect of such quarter plus (c) all Academic Royalty Obligations paid or payable by Parent in respect of such quarter (i) pursuant to the Harvard Agreement, for sales in any country after 10 years have elapsed from the time of first commercial sale of Erivedge® anywhere in the Territory (as defined in the License Agreement) and (ii) pursuant to the Hopkins Agreement, for sales in any country after 10 years have elapsed from the time of first commercial sale of Erivedge® in such country.
“Excess Royalty Amounts” means, with respect to any period, 2% of the net sales of Erivedge® in each country in which a Valid Claim Product (as defined in the License Agreement) is then being sold, to the extent actually paid by Genentech, unless Genentech has applied the reduction in royalties pursuant to Section 8.5(b)(i)(B) of the License Agreement in respect of such country.
“Existing Consent and Direction” means the Restated Consent and Payment Direction Letter Agreement and Consent to Equity Pledge, dated August 2, 2017, between Parent, the Company and Genentech.
“Existing Escrow Agent” means Boston Private Bank and Trust Company, in its capacity as the escrow agent under the Existing Escrow Agreement.
“Existing Escrow Agreement” means the Escrow Agreement, dated as of March 22, 2017, between Parent, the Company, the Lender and the Existing Escrow Agent.
“Existing Pledge Agreement” means the Limited Recourse Pledge Agreement, dated as of August 8, 2017, made by the Company in favor of the Lender.
“Extraordinary Payment” means any amount recovered as a result of any monetary award or settlement in respect of any actions taken under Section 6.14(b) or any other non-ordinary course lump sum payment made in respect of the Royalty Amounts.
“GAAP” means generally accepted accounting principles in the United States in effect from time to time.
“Genentech” means Genentech, Inc., a Delaware corporation.
“Genentech Payment Date” means, with respect to any calendar quarter, the date that is sixtieth (60th) day after the end of such calendar quarter.
“Governmental Approval” means any authority, consent, approval, license (or the like) or exemption (or the like) of any Governmental Authority.

“Governmental Authority” means any government, court, regulatory or administrative agency or commission or other governmental authority, agency or instrumentality, whether foreign, federal, state or local (domestic or foreign).
“Governmental Registration” means any registration or filing (or the like) with, or report or notice (or the like) to, any Governmental Authority.
“Guaranty” of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term “Guaranty” shall not include endorsements for collection or deposit in the ordinary course of business. The word “Guarantee” when used as a verb has the correlative meaning.
“Harvard Agreement” means the Amended and Restated License Agreement, dated June 10, 2003, between the President and Fellows of Harvard College and Parent, as amended by the First Amendment thereto dated as of March 30, 2012.
“Hopkins Agreement” means the Amended and Restated Agreement, dated as of June 1, 2003, among The Johns Hopkins University, the University of Washington and Parent, as amended by the First Amendment thereto dated as of March 30, 2012.
“Hopkins Patents” means [**].
“Indebtedness” of any Person means without duplication (a) any obligation of such Person for borrowed money, (b) any obligation of such Person evidenced by a bond, debenture, note or other similar instrument, (c) any obligation of such Person to pay the deferred purchase price of property or services, except a trade account payable that arises in the ordinary course of business, (d) any obligation of such Person as lessee under a capital lease, (e) any Mandatorily Redeemable Stock of such Person, (f) any obligation of such Person to purchase securities or other property that arises out of or in connection with the sale of the same or substantially similar securities or property, (g) any non-contingent obligation of such Person to reimburse any other Person in respect of amounts paid under a letter of credit or other Guaranty issued by such other Person, (h) any Indebtedness of others secured by a Lien on any asset of such Person and (i) any Indebtedness of others Guaranteed by such Person.
“Indemnified Liabilities” has the meaning set forth in Section 8.14(b).
“Indemnitee” has the meaning set forth in Section 8.14(b).

“Independent Director” has the meaning ascribed to such term in the LLC Agreement.
“Information” means data, certificates, reports, statements (including financial statements), documents and other information.
“Initial Purchase Price” has the meaning set forth in Section 2.01(b).
“Intellectual Property” means (i) trademarks, (ii) patents, (iii) trade secrets, (iv) copyrights, (v) domain names and (vi) any similar or equivalent rights to any of the foregoing anywhere in the world.
“Intellectual Property Payment” means, in respect of any calendar quarter, a fixed sum of $[**].
“Knowledge” means, with respect to any Receivables Party, the knowledge of an officer, director, manager or internal counsel or other person with similar responsibility, regardless of title, of such Receivables Party relating to a particular matter; provided, however, that a person charged with responsibility for the aspect of the business relevant or related to the matter at issue shall be deemed to have knowledge of a particular matter if, in the prudent exercise of his or her duties and responsibilities in the ordinary course of business, such person should have known of such matter.
“Lender” means HealthCare Royalty Partners III, L.P., a Delaware limited partnership.
“Liability” of any Person means (in each case, whether with full or limited recourse) any indebtedness, liability, obligation, covenant or duty of or binding upon, or any term or condition to be observed by or binding upon, such Person or any of its assets, of any kind, nature or description, direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, whether arising under contract, Applicable Law, or otherwise, whether now existing or hereafter arising, and whether for the payment of money or the performance or non-performance of any act.
“License Agreement” means the Collaborative Research, Development and License Agreement, dated as of June 11, 2003, by and between Parent and Genentech and any amendments or restatements thereto.
“Lien” means, with respect to any property or asset (or any income or profits therefrom) of any Person (in each case whether the same is consensual or nonconsensual or arises by contract, operation of law, legal process or otherwise) (a) any mortgage, lien, pledge, attachment, levy or other security interest of any kind thereupon or in respect thereof or (b) any other arrangement, express or implied, under which the same is transferred, sequestered or otherwise identified so as to subject the same to, or make the same available for, the payment or performance of any Liability in priority to the payment of the ordinary, unsecured Liabilities of such Person. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“LLC Agreement” means the Limited Liability Company Agreement of the Company effective as of November 27, 2012 and any amendments or restatements thereto.
“Loan Documents” means the Credit Agreement, the Note, the Existing Escrow Agreement, the Existing Pledge Agreement, and any agreement, document or instrument, executed by the Company or Parent for the benefit of the Lender in connection with the Credit Agreement.
“Losses” means collectively, any and all claims, damages, losses, judgments, awards, penalties, liabilities, costs and expenses (including reasonable attorneys’ fees) incurred in connection with defending any action, suit or proceeding, giving effect to any tax benefit realized by the indemnified party (or an Affiliate thereof) which is attributable to the Losses to which the indemnity claim relates.
“Mandatorily Redeemable Stock” means, with respect to any Person, any share of such Person’s capital stock to the extent that it is (a) redeemable, payable or required to be purchased or otherwise retired or extinguished, or convertible into any Indebtedness or other Liability of such Person, (i) at a fixed or determinable date, whether by operation of a sinking fund or otherwise, (ii) at the option of any Person other than such Person or (iii) upon the occurrence of a condition not solely within the control of such Person, such as a redemption required to be made out of future earnings or (b) convertible into any share(s) of such Person’s capital stock described in clause (a) above.
“Material Adverse Effect” means (a) any materially adverse effect on the binding nature, validity or enforceability of any Transaction Document as an obligation of any Receivables Party that is a party thereto, (b) any materially adverse effect on the binding nature, validity or enforceability of the License Agreement as an obligation of Genentech or Parent, (c) any materially adverse effect on the binding nature, validity or enforceability of the Purchase Agreement as an obligation of Parent, (d) any material adverse change in any of the rights or remedies of Collateral Agent or Purchasers under any Transaction Document, (e) any material adverse change in any of the rights or remedies of the Company under the Purchase Agreement, and (f) any failure to pay any material amount or other material default by Genentech under the License Agreement, or any material delay, elimination or material diminution of the amounts paid or payable by Genentech under Sections 8.5, 9.3, 9.4 or 14.1(b) of the License Agreement with respect to any Royalty Amounts, but only to the extent caused by or resulting from any actual breach or default by Parent of any of its obligations under the License Agreement.
“Note” means the Promissory Note, dated March 22, 2017, issued by the Company to the Lender.
“Other License Agreements” means (a) the Harvard Agreement, (b) the Hopkins Agreement and (c) the Exclusive License Agreement, dated May 3, 2000, between The Johns Hopkins University and Parent (as successor in interest to Ontogeny Inc.).
“Parent” has the meaning set forth in the first paragraph hereof.

“Payoff Letter” means a Payoff Letter, to be dated as of the Closing Date, in form and substance satisfactory to Collateral Agent and Purchasers in their reasonable discretion.
“Person” means any individual, sole proprietorship, corporation, partnership, trust, unincorporated organization, mutual company, joint stock company, estate, union, employee organization, government or any agency or political subdivision thereof.
“Pledge Agreement” means the Limited Recourse Pledge Agreement between Parent and Collateral Agent, as secured party and as agent for Purchasers, in the form attached hereto as Exhibit F.
“Product” has the meaning ascribed to such defined term in the License Agreement.
“Pro Rata Share” means, as of any date of determination, with respect to each Purchaser, a percentage equal to the percentage of the Purchased Receivables owned by such Purchaser.
“Purchase Agreement” means that certain Asset Purchase Agreement, dated as of December 11, 2012, by and between Parent and the Company, and the related Purchase Agreement Bill of Sale and any amendments or restatements thereto.
“Purchase Agreement Bill of Sale” means that certain Bill of Sale, dated as of December 11, 2012, executed by Parent and delivered to the Company pursuant to the Purchase Agreement.
“Purchased Receivables” means all amounts due and payable pursuant to Section 6.25(b)(iv), Section 6.25(b)(v), Section 6.25(c) and Section 6.25(d) in relation to any period commencing on or after January 1, 2019. For the avoidance of doubt, the Purchased Receivables shall not include any amounts that would have been payable pursuant to the foregoing sentence to the extent that such amounts relate to Royalty Amounts that were earned prior to January 1, 2019 but due and payable after January 1, 2019.
“Purchased Receivables Collateral” means the property included in the definition of “Collateral” in the Company Security Agreement and in the definition of “Collateral” in the Pledge Agreement.
“Purchase Price” has the meaning set forth in Section 2.01(b).
“Purchaser” and “Purchasers” have the meanings set forth in the first paragraph hereof.
“Purchaser Expenses” means all actual, documented, out-of-pocket fees, costs and expenses (including any legal, accounting, financial advisory and banking fees) incurred by Collateral Agent and Purchasers in connection with the preparation, negotiation, execution and delivery of the Transaction Documents and to consummate the transactions contemplated thereby, subject to a cap of $[**].
“Put/Call Percentage” means (i) prior to the first anniversary of the Closing Date, [**]%, (ii) from the first anniversary of the Closing Date and prior to the third anniversary of the Closing Date, [**]%, and (iii) from and after the third anniversary of the Closing Date, [**]%.

“Put/Call Price” means a quantity equal to (i) the product of (a) the Put/Call Percentage and (b) the sum of (x) the Initial Purchase Price and (y) the aggregate of all Additional Purchase Price Payments, if paid, minus (ii) the aggregate, after deducting any amounts paid to the Company pursuant to Section 6.25(e)(i) or Section 6.25(e)(ii), of the amounts actually received by Purchasers pursuant to Section 6.25(b)(iv), Section 6.25(b)(v), Section 6.25(c), Section 6.25(d)(ii), Section 6.25(d)(iii) and Section 6.25(f).
“Put Option” has the meaning set forth in Section 6.23(a).
“Put Option Closing Date” has the meaning set forth in Section 6.23(a).
“Quarterly Payment Date” means, with respect to each calendar quarter, the date that is fifteen (15) days after the Genentech Payment Date.
“Receivables Party” means each of the Company and Parent.
“Receivables Transaction Documents” means the License Agreement, the Other License Agreements, the Side Letter, the Purchase Agreement and the Consent and Direction.
“Responsible Officer” of a Receivables Party means the manager, or any senior or other responsible officer, of such Receivables Party.
“Restricted Payment” means any payment with respect to or on account of any of the Company’s Equity Interests, including any dividend or other distribution on, any payment of interest on or principal of, and any payment on account of any purchase, redemption, retirement, exchange, defeasance or conversion of, or on account of any claim relating to or arising out of the offer, sale or purchase of, any such Equity Interests. For the purposes of this definition, a “payment” shall include the transfer of any asset or the incurrence of any Indebtedness or other Liability (the amount of any such payment to be the fair market value of such asset or the amount of such obligation, respectively) but shall not include the issuance of any capital stock of the Company other than Mandatorily Redeemable Stock.
“Roche” means Roche Holdings, Inc., a Delaware corporation, and any of its Affiliates (other than Genentech).
“Royalty Amount Termination Date” means the earlier of (i) the date on which the Company’s rights to receive royalties under Section 8.5 or Section 13.4 of the License Agreement and other Royalty Amounts under Section 9.3, 9.4, 13.4 or 14.1(b) of the License Agreement have terminated in their entirety and (ii) the date on which payment in full of the Put/Call Price is received by Purchasers pursuant to (a) Purchasers’ exercise of the Put Option in accordance with Section 6.23(a) or (b) the Company’s exercise of the Call Option in accordance with Section 6.23(b).
“Royalty Amounts” means (a) any and all royalty payments specified in Section 8.5 of the License Agreement paid or payable pursuant thereto (including late payments thereof, if any), (b) any and all amounts paid or payable pursuant to Section 9.4 of the License Agreement with respect to the underpayment of any royalties payable under Section 8.5 of the License Agreement (excluding the out-of-pocket costs of the auditing party in connection with any such audit that are payable by Genentech, if any), (c) any and all indemnity payments paid or payable pursuant to Section 14.1(b) of the License Agreement with respect to Losses (as defined in the License Agreement) suffered by the Company with respect to any amounts payable under Sections 8.5, 9.3 or 9.4 of the License Agreement and (d) any interest paid or payable under Section 9.3 of the License Agreement with respect to the late payment of any of the foregoing amounts or interest thereon.
“Royalty Account” means an account in the name of the Company to be established pursuant to Section 6.26.
“Royalty Account Control Agreement” means the Control Agreement between the Company, Silicon Valley Bank and Collateral Agent to which the Royalty Account is subject, in the form attached hereto as Exhibit G or such other control agreement with such other bank as permitted by Section 6.26, in each case, providing for “control” (as defined in the UCC) of the Royalty Account by Collateral Agent, as secured party and as agent for Purchasers.
“Royalty Interest Period” means the period from and including the Closing Date through and including the Royalty Amount Termination Date.
“Royalty Rights” has the meaning set forth in Section 4.10.
“Security Agreements” means the Company Security Agreement, the Pledge Agreement and the Control Agreements.
“Secured Obligations” has the meaning set forth in the Company Security Agreement.
“SEC” means the United States Securities and Exchange Commission.
“Set-off” means any set-off, offset, rescission, claim, counterclaim, defense, reduction or deduction of any kind. Without limiting the generality of the foregoing, the term “Set-off” shall include the right of Genentech (or its Affiliates) or other applicable licensee to pay less than the otherwise required amount of the Royalty Amount for any reason, including in connection with (a) a breach by the Company or Parent of the License Agreement, (b) any rights to reimbursement of any costs or expenses of Genentech (or its Affiliates) or such other licensee under the License Agreement or (c) any amounts paid or payable pursuant to any indemnification rights or other obligations of the Company or Parent under the License Agreement.
“Side Letter” means that certain letter agreement, dated January 7, 2010, between Genentech and Parent relating to the merger of Genentech and Roche.
“Single Purpose Entity” means, as such term applies to the Company, a Person that (i) does not engage at any time in any business or business activity other than any business or business activity consisting of (or reasonably incidental to) the performance of its obligations or the exercise of its rights under or in connection with the Transaction Documents and the Receivables Transaction Documents and, prior to the Closing, the Loan Documents, (ii) owns no assets other than those required for or reasonably related to the conduct of any such business or business activity, including its books and records, deposit accounts maintained pursuant to the Existing Escrow Agreement, cash and the Collateral (as defined in the Company Security Agreement), (iii) maintains its own separate books and records and its own accounts, in each case which are separate and apart from the books and records and accounts of any other Person, (iv) holds itself out as being a Person, separate and apart from any other Person, except that the Company is a disregarded entity for U.S. federal tax purposes, (v) does not commingle its assets or properties with those of any other Person, (vi) conducts its own business in its own name, (vii) prepares and maintains separate financial statements, (viii) pays its own liabilities out of its own funds, (ix) observes all limited liability company formalities, (x) maintains an arm’s-length relationship with Parent and its other Affiliates, (xi) pays the salaries of its own employees, if any, and does so with its own funds, (xii) does not Guarantee or otherwise obligate itself with respect to the Indebtedness or other Liabilities of any other Person or hold out its credit as being available to satisfy the Indebtedness or other Liabilities of any other Person, (xiii) does not own, have any interest in or acquire Indebtedness, Equity Interests or other securities of its member or any other Person, (xiv) allocates fairly and reasonably any overhead for any shared office space, (xv) uses separate stationery, invoices, and checks, (xvi) does not pledge its assets or properties for the benefit of any other Person or make any loans or advances to any other Person, (xvii) does and will correct any known misunderstanding regarding its separate identity, and (xviii) maintains adequate capital in light of its contemplated business operations.
“Specified Extraordinary Payment” has the meaning set forth in Section 6.25(c).
“Subsidiary” means with respect to any Person (i) any corporation of which the outstanding capital stock having at least a majority of votes entitled to be cast in the election of directors (or, if there are no such voting interests, 50% or more of the equity interests) under ordinary circumstances is at the time owned, directly or indirectly, by such Person or by another Subsidiary of such Person or (ii) any other Person of which at least a majority voting interest (or, if there are no such voting interests, 50% or more of the Equity Interests) under ordinary circumstances is at the time owned, directly or indirectly, by such Person or by another Subsidiary of such Person.
“Tax” means any Federal, State or foreign tax, levies, duties, imposts, deductions, withholdings or other similar charges or fees imposed by a Governmental Authority, and all interest, penalties and other liabilities with respect thereto.
“Term” has the meaning set forth in Section 7.01.
“Transaction Document Related Claim” means any claim or dispute (whether arising under Applicable Law, under contract or otherwise) in any way arising out of, related to, or connected with, the Transaction Documents, the relationships established thereunder or any actions or conduct thereunder or with respect thereto, whether such claim or dispute arises or is asserted before or after the Closing Date or before or after the termination of this Agreement pursuant to Section 7.01.
“Transaction Document Representation and Warranty” means any “Representation and Warranty” as defined in any Transaction Document and any other representation or warranty made or deemed made under any Transaction Document.

“Transaction Documents” means, collectively, (a) this Agreement, the Bill of Sale and Assignment, the Security Agreements and any related ancillary documents or agreements and (b) any agreement, document or instrument, now or in the future, executed by a Receivables Party for the benefit of Collateral Agent or Purchasers in connection with this Agreement.
“UCC” shall mean the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.
“United States” means the United States of America.
Section 1.02    Interpretation.
For the purposes hereof and as used herein, except as otherwise specified, (a) references to any Person include its successors and assigns and, in the case of any governmental authority, any Person succeeding to its functions and capacities, (b) references to any Applicable Law include amendments, supplements and successors thereto, (c)references to any Transaction Document or Contract include amendments, supplements and waivers thereto (and, in the case of instruments, instruments issued in substitution therefor), (d) references to specific sections, articles, annexes, schedules and exhibits are to this Agreement, (e) words importing gender include the other gender, (f) the singular includes the plural and the plural includes the singular, (g) the words “including”, “include” and “includes” shall be deemed followed by the words “without limitation”, (h) each authorization herein shall be deemed irrevocable and coupled with an interest, (i) all accounting terms shall be interpreted, and all determinations relating thereto shall be made, in accordance with GAAP, (j) captions and headings are for ease of reference only and shall not affect the construction hereof, (k) references to any time of day shall be to New York time, (l) the words “Knowledge of the Company,” “of which the Company is aware” and similar phrases shall be deemed to constitute references to the Knowledge of the Company and Parent (including any wholly-owned Subsidiaries of Parent other than the Company) and (m) the words “Knowledge of Parent,” “of which Parent is aware” and similar phrases shall be deemed to constitute references to the Knowledge of Parent and any of its wholly-owned Subsidiaries including the Company.
ARTICLE II            PURCHASE AND SALE OF PURCHASED RECEIVABLES
Section 2.01    Purchase and Sale of Purchased Receivables.
(a)    Upon the terms and subject to the conditions of this Agreement, at the Closing, the Company shall sell, transfer, assign and convey to Purchasers, and Purchasers shall purchase, acquire and accept from the Company, free and clear of all Liens and encumbrances (other than those contemplated by this Agreement), all of the Company’s right, title and interest in and to the Purchased Receivables. Each Purchaser shall purchase 50% of the Purchased Receivables. Such sale, assignment, transfer and conveyance shall be evidenced by the execution and delivery of the Bill of Sale and Assignment by the Company and Purchasers.
(b)    The purchase price for the Purchased Receivables (the “Purchase Price”) is $65,000,000 (the “Initial Purchase Price”), plus (i) the Additional 2021 Purchase Price, plus (ii) the Additional 2026 Purchase Price.

Section 2.02    No Purchase or Sale of Other Assets.
Notwithstanding anything to the contrary contained in this Agreement, the Company shall retain all its right, title and interest in and to, and there shall be excluded from the sale, transfer, assignment and conveyance to Purchasers under this Agreement, all assets of the Company other than the Purchased Receivables.
Section 2.03    No Assumed Obligations.
Notwithstanding any provision in this Agreement or any other writing to the contrary, Purchasers are not assuming any Liability or obligation of Parent, the Company or any of their respective Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter. All such Liabilities and obligations shall be retained by and remain Liabilities and obligations of Parent, the Company or their respective Affiliates.
Section 2.04    Security Interests.
Each of the Company and Parent hereby grants to Collateral Agent, as agent of Purchasers, the security interests specified in the Security Agreements, for the benefit of Purchasers, as security for the prompt and complete payment of the Secured Obligations. Each of the Company and Parent hereby authorizes Collateral Agent and Purchasers to file such financing statements (and continuation statements with respect to such financing statements when applicable) as may be necessary to perfect such security interests. Pursuant to the Security Agreements and such financing statements, Collateral Agent will have, on behalf of Purchasers and in addition to the rights and remedies which Collateral Agent and Purchasers may have under this Agreement, all other rights and remedies provided to a secured creditor after default under the UCC and other Applicable Laws, which rights and remedies will be cumulative. Each of the Company, Parent, Collateral Agent and each Purchaser intends that the Security Agreements shall constitute security agreements in respect of such security interests. In order to implement the purposes of this Section 2.04, if any Purchaser shall obtain possession of any Purchased Receivables Collateral, it shall hold such Purchased Receivables Collateral for itself and as agent and bailee for Collateral Agent and the other Purchaser for purposes of perfecting Collateral Agent’s security interest therein.
ARTICLE III            CLOSING; DELIVERABLES
Section 3.01    Closing.
The closing of the purchase and sale of the Purchased Receivables (the “Closing”) shall take place at the offices of Covington & Burling LLP, The New York Times Building, 620 Eighth Avenue, New York, New York, 10018, at 10:00 a.m. New York City time on the date hereof, or at such other place, time and date as the parties hereto may mutually agree. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.
Section 3.02    Initial Purchase Price.

At the Closing, Purchasers shall deliver to the Company payment of the Initial Purchase Price, less the Purchaser Expenses, by wire transfer of immediately available funds to the account set forth in Exhibit B and without any deduction for withholding or other taxes and without any other set off or deduction of any kind.
Section 3.03    Closing Deliverables.
At the Closing,
(a)    each Receivables Party shall deliver to Collateral Agent and Purchasers:
(i)    duly executed copies of each Transaction Document to which such Receivables Party is a party, and such other certificates, documents, instruments and agreements as Collateral Agent and Purchasers shall reasonably request in connection with the transactions contemplated by this Agreement and the other Transaction Documents;
(ii)    a copy of the certificate of formation, limited liability company agreement, certificate of incorporation, by-laws or other constituent or governing documents, including all amendments thereto, of such Receivables Party, and a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of such Receivables Party as of a recent date from such Secretary of State (or other similar official), in each case (A) if applicable in such jurisdiction, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, and (B) otherwise, (1) certified by the Secretary or Assistant Secretary of such Receivables Party or other Person duly authorized by the constituent documents of such Receivables Party or (2) in form and substance reasonably satisfactory to Purchasers;
(iii)    a certificate of the Secretary or Assistant Secretary or similar officer of such Receivables Party or other Person duly authorized by the constituent documents of such Receivables Party dated as of the Agreement Date and certifying:
A.    that attached thereto is a true and complete copy of the limited liability company agreement, certificate of incorporation, by-laws or other equivalent constituent and governing documents of such Receivables Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) immediately below;
B.    that attached thereto is a true and complete copy of the resolutions (or equivalent authorizing actions) duly adopted by such Receivables Party’s managing member or non-member manager or board of directors, as applicable, authorizing the execution, delivery and performance of the Transaction Documents to which it is a party, and the Consent and Direction, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date;
C.    that the certificate of formation, limited liability company agreement, certificate of incorporation, by-laws or other equivalent constituent and governing documents of such Receivables Party have not been amended since the date of the last amendment thereto disclosed pursuant to clause (ii) of this Section 3.03(a);
D.    that attached thereto are true and complete copies of each of the Receivables Transaction Documents (other than the Consent and Direction) to which it is a party; and
E.    as to the incumbency and specimen signature of each officer or other duly authorized Person executing any Transaction Document or any other document delivered in connection herewith on behalf of each of the Receivables Parties (including, without limitation, the Consent and Direction); and
(iv)    a certificate, signed by an officer of such Receivables Party, dated as of the Closing Date, stating that each Transaction Document Representation and Warranty or such Receivables Party is true and correct as of the Closing Date;
(b)    Collateral Agent and Purchasers shall have also received:
(i)    (A) UCC-1 financing statements in appropriate form for filing and necessary and sufficient to perfect the security interests created pursuant to this Agreement and the Security Agreements, (B) evidence satisfactory to Collateral Agent and Purchasers that an appropriate UCC-1 financing statement has been filed in the correct filing office with respect to the sale and back-up security interest provided for in the Purchase Agreement, (C) a UCC-3 financing statement in appropriate form for filing in connection with the assignment from the Company to Collateral Agent of the UCC-1 financing statement referred to in clause (B) of this paragraph and (D) the results of a recent lien search in each of the jurisdictions where the Company, Parent and their respective assets, including the Purchased Receivables Collateral, are located or deemed located, and such search shall reveal no Liens on any of the Company’s assets (including those acquired from Parent pursuant to the Purchase Agreement), including the Purchased Receivables Collateral and no Liens on any of Parent’s assets that comprise Purchased Receivables Collateral;
(ii)    an opinion of Wilmer Cutler Pickering Hale and Dorr LLP, in a form reasonably satisfactory to Collateral Agent and Purchasers;
(iii)    the Consent and Direction, fully executed by the parties thereto;
(iv)    duly executed copies of (A) the Payoff Letter and (B) a termination letter from the Lender, Parent and the Company and acknowledged by the Existing Escrow Agent, in connection with the termination of the Existing Escrow Agreement, in form and substance reasonably satisfactory to Collateral Agent and Purchasers; and
(v)    evidence in form and substance satisfactory to Collateral Agent and Purchasers (including without limitation appropriate UCC-3 termination statements), in their reasonable discretion, that (A) each of the Credit Agreement and the Existing Pledge

Agreement and all Liens granted thereunder have been terminated and released and (B) that the payment direction in the Existing Consent and Direction has been terminated;
(c)    the Company shall have delivered to Purchasers a duly executed receipt for payment of the Initial Purchase Price;
(d)    Collateral Agent and each Purchaser shall have delivered to the Company duly executed copies of each Transaction Document to which each such Person is a party; and
(e)    Each Purchaser shall have delivered an Applicable Withholding Certificate.
ARTICLE IV            REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND PARENT
Each of the Company and Parent, severally and not jointly with the other, hereby represents and warrants to Collateral Agent and Purchasers, as of the Closing Date, the following:
Section 4.01    Organization; Power; Qualification.
Such Receivables Party is a corporation or limited liability company, as applicable, duly formed, validly existing and in good standing under the laws of the State of Delaware, has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and in good standing as a foreign company, and is authorized to do business, in all jurisdictions in which the character of its properties or the nature of its business requires such qualification or authorization, except for qualifications and authorizations the lack of which, singly or in the aggregate, has not had and will not have a Material Adverse Effect.
Section 4.02    Authorization; Enforceability; Required Consents; Absence of Conflicts.
Such Receivables Party has the power, and has taken all necessary action to authorize it, to execute, deliver and perform in accordance with their respective terms the Transaction Documents and Receivables Transaction Documents to which it is party and to exercise its rights under the License Agreement and the other Receivables Transaction Documents to which it is a party. This Agreement has been, and each of the other Transaction Documents and the Receivables Transaction Documents to which it is a party when delivered to Collateral Agent and Purchasers will have been, duly executed and delivered by such Receivables Party and is, or when so delivered will be, a legal, valid and binding obligation of such Receivables Party, enforceable against such Receivables Party in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally. The execution, delivery and performance in accordance with their respective terms by such Receivables Party of the Transaction Documents and the Receivables Transaction Documents to which it is party, do not and (absent any change in any Applicable Law or any applicable Contract) will not (a) require any Governmental Approval or any other consent or approval to have been obtained or any Governmental Registration to have been made, other than (i) Governmental Approvals and other consents and approvals and Governmental Registrations that have been obtained or made, as the case may be, are final and not subject to review on appeal or to collateral attack, are in full force and effect and copies of which have been delivered to Collateral Agent and Purchasers and (ii) the filing of financing statements necessary and sufficient to perfect the security interests created pursuant to this Agreement, or (b) violate, conflict with, result in a breach of, constitute a default under, require the consent or approval of any Person, or result in or require the creation of any Lien upon any assets of such Receivables Party under, (i) any Contract to which such Receivables Party is a party or by which such Receivables Party or any of its properties may be bound (other than this Agreement) or (ii) any Applicable Law; provided that any representation and warranty made under this sentence in connection with Liens on the Purchased Receivables Collateral, shall not be made prior to the Closing Date. Each of the Transaction Documents to which such Receivables Party is a party is in full force and effect, and has not been amended, modified or supplemented.
Section 4.03    Litigation.
There are not, in any court or before any arbitrator of any kind or before or by any governmental or non-governmental body, any actions, suits or proceedings pending or, to the Knowledge of such Receivables Party, threatened against or in any other way relating to or affecting (a) such Receivables Party or any of its business or properties, (b) Product or (c) any Transaction Document or Receivables Transaction Document to which it is a party, except those actions, suits or proceedings that could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
Section 4.04    Information.
The Information furnished to Collateral Agent and Purchasers by or on behalf of such Receivables Party on or prior to the Closing Date does not, and the Information furnished to Collateral Agent and Purchasers by or on behalf of such Receivables Party after the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in the light of the circumstances under which they were made; provided, however, that in no event does a Receivables Party make any representation as to the truth or accuracy of Information generated or disclosed by third parties, including Genentech.
Section 4.05    No Adverse Change or Event.
Since the date of organization of the Company, no change, effect, event, occurrence, state of facts, development or condition has occurred relating to or affecting the business, assets, Liabilities, financial condition, results of operations or business prospects of the Company has occurred, and no change, effect, event, occurrence, state of facts, development or condition relating to or affecting any other Receivables Party (or any of its Subsidiaries or Affiliates other than the Company) or, to such Receivables Party’s Knowledge, Genentech (or any of its Subsidiaries or Affiliates) has occurred or failed to occur, that has had or could reasonably be expected to have, either alone or in conjunction with all other such changes, effects, events, occurrences, facts, developments, conditions and failures, a Material Adverse Effect.
Section 4.06    No Default.

No Default (as defined in the Company Security Agreement) exists or would result from the consummation of the transactions contemplated hereby.
Section 4.07    License Agreement.
(a)    As of the Closing Date, other than the Transaction Documents to which it is a party, there will be no contract, agreement or other arrangement (whether written or oral) to which such Receivables Party or any of its Subsidiaries or Affiliates is a party or by which any of its or their assets or properties is bound or committed (i) that creates a Lien on the Purchased Receivables Collateral (or any portion thereof) or (ii) the breach, nonperformance, cancellation or termination of which could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.
(b)    The License Agreement, the Side Letter and the Consent and Direction constitute the entire agreement between Parent (and its Subsidiaries) and Genentech (and its Affiliates) relating to the Purchased Receivables Collateral (including without limitation the Royalty Amounts).
(c)    The License Agreement is the legal, valid and binding obligation of Parent and, to the Knowledge of Parent, Genentech, enforceable against Parent and, to the Knowledge of Parent, Genentech, in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles. There is no breach or default, and no event has occurred or circumstance exists (other than as expressly provided for in the License Agreement) that (with or without notice or lapse of time, or both) would constitute or give rise to a breach or default, in the performance of the License Agreement by Parent or, to the Knowledge of Parent, Genentech. To the Knowledge of Parent, no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) would give either Parent or Genentech the right to terminate the License Agreement for cause or give Genentech or any of its Affiliates a right of Set-off against any amounts payable thereunder, including any Royalty Amounts, except (y) under Section 8.5(b)(ii) of the License Agreement to the extent Erivedge® is a Modified Product and (z) Odomzo has been deemed a Competing Product in the United States only under Section 8.5(b)(i) of the License Agreement. The royalty percentages payable by Genentech pursuant to Section 8.5(a) of the License Agreement cannot be reduced other than pursuant to Section 8.5(b) of the License Agreement and cannot be reduced by more than [**]%. For purposes of this Section 4.07(c), “Modified Product” has the meaning ascribed to such defined term in the License Agreement. If Genentech terminates the License Agreement pursuant to Section 13.2 thereof, to the Knowledge of Parent, Section 13.4 of the License Agreement would prohibit Genentech, from and after such termination, from further commercialization of Erivedge®.
(d)    Neither Parent nor any of its Affiliates has waived any rights or defaults under the License Agreement or has taken any action or omitted to take any action under the License Agreement that adversely affects Collateral Agent’s or Purchasers’ rights under any of the Transaction Documents, including its rights in respect of the Purchased Receivables Collateral (including without limitation the Royalty Amounts), or that could otherwise have a Material Adverse Effect.

(e)    Neither such Receivables Party nor any of its Subsidiaries or Affiliates has received any notice, and has no Knowledge, of (i) Genentech’s intention to terminate, amend or restate the License Agreement in whole or in part, (ii) Genentech’s or any other Person’s or Governmental Authority’s (where applicable) intention to challenge the validity or enforceability of the License Agreement or the obligation of Genentech to pay the Royalty Amounts or other monetary payment under the License Agreement, or (iii) Parent or Genentech being in default of any of its obligations under the License Agreement.
(f)    Neither the granting of a Lien on the Purchased Receivables Collateral to Collateral Agent, as agent for Purchasers, pursuant to the Security Agreements on the Closing Date nor the consummation of the other transactions contemplated by the Purchase Agreement, the other Receivables Transaction Documents or the Transaction Documents will require the approval, consent, ratification, waiver, or other authorization of Genentech (other than as expressly provided in the Consent and Direction) or any other Person or Governmental Authority under the License Agreement, the other Receivables Transaction Documents or otherwise and will not constitute a breach of or default or event of default under the License Agreement, the other Receivables Transaction Documents or any other agreement to which such Receivables Party or any of its Subsidiaries or Affiliates is a party.
(g)    All of the representations and warranties made by Parent in Section 11.1 of the License Agreement were accurate and complete in all respects as of the effective date of the License Agreement and continue to be accurate and complete in all respects as of the Closing Date.
(h)    With respect to any calendar quarter occurring prior to the Closing Date (i) the amount of the Academic Royalty Obligations paid or payable by Parent in respect of such quarter for sales outside Australia has not exceeded 5% of the royalties paid or payable by Genentech pursuant to Section 8.5 of the License Agreement in respect of such quarter, and (ii) the amount of the Academic Royalty Obligations paid or payable by Parent in respect of such quarter for sales of Erivedge® in Australia has not exceeded 2% of the net sales of Erivedge in Australia in respect of such quarter.
(i)    For purposes of the License Agreement (including, without limitation, Section 8.5 thereof): (i) the JSC has designated Erivedge® as a Lead Product in accordance with Sections 2.2 and 3.2 of the License Agreement; (ii) Erivedge® has neither been deemed to be or designated as a Collaboration Product in accordance with the provisions of Article 4 of the License Agreement or otherwise, nor has it been deemed to be or designated as a Curis Product pursuant to Article 6 of the License Agreement; (iii) neither Parent nor Genentech, directly or indirectly through the JSC or the CSC, has deemed, or otherwise claimed or indicated, that any of the provisions of Section 8.5(b) of the License Agreement apply to Erivedge® other than (y) Section 8.5(b)(ii) of the License Agreement to the extent Erivedge® is a Modified Product and Odomzo has been deemed a Competing Product in the United States only under Section 8.5(b)(i) of the License Agreement. For purposes of this Section 4.07(i), each of “JSC”, “Lead Product”, “Curis Product”, “CSC” and “Modified Product” has the meaning ascribed to such defined term in the License Agreement.
Section 4.08    UCC Representations and Warranties.

The Company’s exact legal name is, and has always been, “Curis Royalty LLC”. Parent’s exact legal name is, and, since August 1, 2000, has been, “Curis, Inc.” The principal place of business and chief executive office of the Company has always been, and the office where it keeps its books and records relating to the License Agreement are located at, the address of the Company set forth in Section 8.01 hereof. The Company’s Delaware organizational identification number and Federal Employer Identification Number are 5245460 and 45-1451371, respectively.
Section 4.09    Intellectual Property.
(a)    Parent is the owner or licensee of the Curis Technology free and clear of all Liens created by Parent (or any of its Affiliates).
(b)    Parent is co-owner, together with Genentech, of the Erivedge Patents and the Erivedge Patents are Joint Patents (as defined in the License Agreement).
(c)    Schedule 1.01 lists all Erivedge Patents.
(d)    Parent is exclusive licensee of the Hopkins Patents.
(e)    To the Knowledge of Parent, no third party owns any Intellectual Property rights that could be validly asserted against the development, manufacture, use, sale or importation of Erivedge® or any Product relating to Erivedge®. To the Knowledge of Parent, there is no issued patent controlled by a third party and not licensed to Parent that is or would be infringed by the development, manufacture, use, sale or importation of Erivedge® or any Product relating to Erivedge®. There have been no ANDA filings or ANDA litigation related to any Erivedge Patent. The loss of exclusivity date of the last to expire of the Erivedge Patents in the United States is 12/15/2028 (US Patent 9,278,961).
(f)    No claims have been made or, to the Knowledge of Parent, threatened, against (i) Parent (or any of its Affiliates) or (ii) to the Knowledge of Parent and since the effective date of the License Agreement, Genentech (or any of its Affiliates), that, in each case, the development, manufacture, use, sale or importation of Erivedge® or any Product relating to Erivedge® (including the development, manufacture, use, sale or importation of Erivedge® or any Product relating to Erivedge® under the License Agreement), infringes, misappropriates, or otherwise violates any Intellectual Property right of any third party.
(g)    To the Knowledge of Parent, Genentech has not given Parent or any of its Affiliates any written notice of any claims that have been made or threatened against Genentech that Product, any licensed process or licensed technology or any use or practice thereof by Genentech (or any of its Affiliates), in each case with respect to Erivedge® or any Product relating to Erivedge®, infringes, misappropriates, or otherwise violates any Intellectual Property right of any third party.
(h)    To the Knowledge of Parent, no third party is currently infringing, misappropriating, or otherwise violating in any respect any Erivedge Patent or Hopkins Patent.

(i)    To the Knowledge of Parent, each of the Erivedge Patents and Hopkins Patents are valid and enforceable, and no third party is currently challenging, or has challenged, the validity or enforceability of any Erivedge Patent or Hopkins Patent in any respect, except for a pre-grant opposition against [**].
(j)    All of the representations and warranties made by Parent in Section 11.2 of the License Agreement were accurate and complete in all respects as of the effective date of the License Agreement, continue to be accurate and complete in all respects as of the date hereof and will continue to be accurate and complete in all respects at all times thereafter through and including the Closing Date.
Section 4.10    Royalty Rights.
Pursuant to the Purchase Agreement, the Company has purchased, acquired and accepted from Parent, and Parent has sold, assigned and transferred to the Company, all of Parent’s right, title and interest in and to the Royalty Amounts (the “Royalty Rights”), free and clear of any and all Liens of any kind whatsoever and such purchase and sale remains valid and effective. Prior to such purchase, such Royalty Rights were owned exclusively and at all times by Parent, free and clear of any and all Liens of any kind whatsoever.
Section 4.11    Single Purpose Entity.
Since the date of its formation, the Company has been, and shall continue to be, a Single Purpose Entity. Parent is and has been at all times since the Company’s formation the record and beneficial owner of and has good and valid title to 100% of the total issued and outstanding Equity Interests in the Company. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any Equity Interests in the Company or obligating Parent or the Company to issue or sell any Equity Interests, or any other interest, in the Company. Other than the organizational documents of the Company, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any Equity Interests in the Company. The Equity Interests in the Company were issued in compliance with Applicable Laws and were not issued in violation of the organizational documents of the Company or any other agreement, arrangement, or commitment to which Parent or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person.
Section 4.12    No Undisclosed Liabilities.
Except for those Liabilities in connection with the obligations under the Transaction Documents and other ordinary course obligations not exceeding $1,000 annually for which it has made adequate provision for satisfaction and payment, the Company has no Liabilities.
Section 4.13    Solvency.
As of the date hereof, after giving effect to the consummation of the transactions contemplated by the Transaction Documents and, to the Knowledge of Parent, for a period of six

(6) months thereafter, (a) the fair saleable value of the Company’s assets is greater than the sum of its debts and other obligations, including contingent liabilities, and (b) the present fair saleable value of the Company’s assets is greater than the amount that would be required to pay its probable liabilities on its existing debts and other obligations, including contingent liabilities, as they become absolute and matured (it being understood that the amount of contingent liabilities as of the date hereof is computed as the amount that, in the light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability). No bankruptcy or insolvency proceeding relating to the Company has occurred, and the Company has not incurred and does not have any present plans or intentions to incur any Indebtedness or other Liabilities other than those incurred pursuant to the Transaction Documents.
Section 4.14    Compliance with Laws.
Neither Parent nor any of its Subsidiaries (a) is in violation of, has violated, or to the Knowledge of Parent, is under investigation with respect to, or (b) has been threatened to be charged with or been given notice of any violation of, any Applicable Law, in each case which could reasonably be expected to have a Material Adverse Effect.
Section 4.15    Tax.
Each of Parent and its Subsidiaries (including the Company) has paid all material Taxes when due, except for any Taxes the amount or validity of which is currently being contested in good faith by appropriate proceedings, and there are no Liens in respect of Taxes applicable to Parent or any of its Subsidiaries (including the Company) except Liens for Taxes arising by operation of law in the ordinary course of business for sums which are not yet due and payable or which are disputed in good faith by appropriate proceedings. To Parent’s Knowledge, all payments to Collateral Agent and Purchasers hereunder are capable of being made without deduction or withholding for any Taxes.
Section 4.16    Broker’s Fees.
None of Parent, the Company or any their respective Affiliates has taken any action that would entitle any Person to any commission or broker’s fee in connection with the transactions contemplated by the Transaction Documents.
ARTICLE V            REPRESENTATIONS AND WARRANTIES OF PURCHASERS
Each of Collateral Agent and each Purchaser represents and warrants to the Company the following, severally and not jointly:
Section 5.01    Organization.
Such Person is, in the case of Collateral Agent making this representation and warranty, a limited liability company duly organized and, in the case of a Purchaser making this representation and warranty, a limited partnership duly formed, and, in each case, validly existing under the laws of the State of Delaware.
Section 5.02    Authorization.
Such Person has all necessary power and authority to enter into, execute and deliver the Transaction Documents and to perform all of the obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder. The Transaction Documents have been duly authorized, executed and delivered by such Person and each Transaction Document constitutes the valid and binding obligation of such Person, enforceable against such Person in accordance with their respective terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equitable principles.
Section 5.03    Broker’s Fees.
Such Person has not taken any action that would entitle any other Person to any commission or broker’s fee in connection with the transactions contemplated by the Transaction Documents.
Section 5.04    Conflicts.
Neither the execution and delivery of this Agreement or any other Transaction Document to which such Person is a party nor the performance or consummation of the transactions contemplated hereby or thereby will: (a) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, in any material respects any provisions of: (i) any law, rule or regulation of any Governmental Authority, or any judgment, order, writ, decree, permit or license of any Governmental Authority, to which such Person or any of its assets or properties may be subject or bound; or (ii) any contract, agreement, commitment or instrument to which such Person is a party or by which such Person or any of its assets or properties is bound or committed; (b) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, any provisions of the organizational or constitutional documents of such Person; or (c) require any notification to, filing with, or consent of, any other Person or Governmental Authority, except, in the case of the foregoing clauses (a) or (c), for any such breaches, defaults or other occurrences that would not, individually or in the aggregate, have a material adverse effect on the ability of such Person to perform any of its obligations under the Transaction Documents.
ARTICLE VI            COVENANTS
From the date hereof through and including the end of the Royalty Interest Period, the Company and Parent (unless otherwise expressly indicated):
Section 6.01    Preservation of Existence and Properties; Compliance with Law; Payment of Taxes and Claims; Preservation of Enforceability; Separateness.

(a)    Shall (i) preserve and maintain the Company’s limited liability company existence and all of its other franchises, rights and privileges material to the conduct of its business, (ii) comply with Applicable Law, (iii) in the case of the Company, pay or discharge when due all Taxes and all Liabilities of the Company, (iv) maintain at all times in an account in the sole name of the Company funds sufficient to satisfy the Company’s Liabilities for the payment of money for the next 12 months (except for those Liabilities to Collateral Agent and Purchasers in connection with the Company’s obligations under the Transaction Documents) and (v) take all action and obtain all consents and Governmental Approvals and make all Governmental Registrations the Company is required to take or obtain so that its obligations under the Transaction Documents and the Receivables Transaction Documents will at all times be legal, valid and binding and enforceable against the Company and its rights and obligations under the Transaction Documents and the Receivables Transaction Documents to which it is a party will at all times be legal, valid and binding and enforceable by the Company against the relevant counterparty in accordance with their respective terms, except that this Section 6.01(a) (other than clauses (i), insofar as it requires the Company to preserve its limited liability company existence, (iv) and (v)) shall not apply in any circumstance where noncompliance, together with all other noncompliances with this Section 6.01(a), will not have a Material Adverse Effect.
(b)    Shall take all action necessary for the Company to remain a Single Purpose Entity and shall not permit the substantive consolidation of the assets and liabilities of the Company with those of any other Person.
Section 6.02    Use of Proceeds.
In the case of the Company, shall use the Purchase Price solely to (a) repay existing indebtedness under the Credit Agreement and (b) subject to compliance with Section 6.01(a)(iv), make distributions to Parent of the remainder.
Section 6.03    Visits, Inspections and Discussions.
(a)    Shall permit representatives (whether or not officers or employees) of Collateral Agent and Purchasers, from time to time but no more than [**] (except that during the continuance of an Event of Default, no such limit on frequency shall apply) on the [**] after written request, to (i) visit any of the Company’s premises or property, (ii) inspect, and verify the amount, character and condition of, any of the Company’s property, (iii) review and make extracts from the Company’s books and records and from the books and records of others relating to the Company, including management letters prepared by its independent certified public accountants and books and records relating to the Royalty Amounts, and (iv) discuss with the Company’s manager and other principal officers its business, assets, Liabilities, financial condition, results of operation and business prospects.
(b)    Shall permit representatives (whether or not officers or employees) of Collateral Agent and Purchasers, from time to time but no more than [**] (except that during the continuance of an Event of Default, no such limit on frequency shall apply) on the [**] after written request, to (i) review and make extracts from Parent’s books and records and from the books and records of others, in each case, relating to the Academic Payment Obligations and the Academic Royalty

Obligations (including how such Academic Royalty Obligations are calculated), including management letters prepared by its independent certified public accountants, and (ii) discuss with Parent’s principal officers the Academic Payment Obligations and the Academic Royalty Obligations (including how such Academic Royalty Obligations are calculated).
Section 6.04    Information to Be Furnished.
Shall furnish to Collateral Agent and Purchasers:
(a)    Royalty and Audit Reports. Promptly upon, but in no event later than three (3) Business Days following, any Receivables Party’s receipt thereof, each report required or contemplated by, or otherwise delivered pursuant to, (i) Section 9.1 of the License Agreement and (ii) to the extent relating to any Royalty Amount, Section 9.3, 9.4 or 14.1(b) of the License Agreement.
(b)    Requested Information. From time to time and promptly upon request of Collateral Agent and Purchasers such Information regarding the Transaction Documents, the Receivables Transaction Documents, Product, the Royalty Amounts and the business, assets (including sufficiency of funds to comply with Section 6.01(a)(iv)), Liabilities, financial condition, results of operations or business prospects of the Company as Collateral Agent and Purchasers may reasonably request (including any notices, reports or correspondence required or contemplated by, or otherwise delivered pursuant to, Section 5.1(a)(iii) of the Purchase Agreement), in each case in form and substance and certified in a manner reasonably satisfactory to Collateral Agent and Purchasers, and any other Information such Receivables Party receives from Genentech and is permitted to share with Collateral Agent and Purchasers pursuant to and in accordance with the confidentiality obligations and disclosure provisions set forth in the License Agreement and the Consent and Direction, which Collateral Agent and Purchasers shall receive subject to the confidentiality obligations in Section 8.10.
(c)    Notice of Material Adverse Effect. Prompt notice, after a Responsible Officer of the applicable Receivables Party shall have obtained Knowledge thereof, of any event or circumstance that would render any of the representations or warranties in Section 4.05 hereof untrue if made at such time.
(d)    Notice of Amendments, Modifications and Terminations of Receivables Transaction Documents. Without limiting Section 6.13, prompt notice of any amendment, restatement, modification or termination of any of the Receivables Transaction Documents, together with a true and correct copy of such amendment, restatement or modification or any writing evidencing such termination, as applicable.
(e)    Notice of Litigation. Promptly following the Company’s receipt thereof, all notices required or contemplated by, or otherwise delivered pursuant to, Section 5.1(a)(ii) of the Purchase Agreement.
Section 6.05    Modification of Certain Documents.

Shall maintain the Company’s organizational documents in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its Certificate of Formation or the LLC Agreement in any respect except for such amendments, restatements, supplements or modifications that: (a) do not materially and adversely affect the rights and privileges of any Receivables Party or that would impair the ability of any Receivables Party to comply with the terms or provisions of any of the Transaction Documents to which it is a party, including, without limitation, this Section 6.05; (b) do not affect the interests of Collateral Agent and Purchasers under the Transaction Documents or in the Purchased Receivables Collateral; and (c) could not reasonably be expected to have a Material Adverse Effect. At all times on and after the Agreement Date, the LLC Agreement shall provide for not less than ten (10) days’ prior written notice to Collateral Agent and Purchasers of (i) in the case of removal of the Independent Director, the removal of such Independent Director and (ii) the proposed appointment of any Person that is to serve as an Independent Director or a successor Independent Director, as applicable, and the condition precedent to giving effect to such appointment or replacement that the Company certify that the designated Person has satisfied the criteria set forth in the definition in the LLC Agreement of “Independent Director” and Collateral Agent’s and Purchasers’ written acknowledgement that in their reasonable judgment such designated Person satisfies the criteria set forth in the definition in the LLC Agreement of “Independent Director” (which acknowledgement shall not be unreasonably withheld or delayed). Without limiting the foregoing, the Company shall not amend or modify or permit the amendment or modification of Sections 9(j) and 10 of the LLC Agreement.
Section 6.06    Conduct of Business.
Shall (a) comply, in the case of Parent, in all material respects with its obligations under the License Agreement, (b) comply in all material respects with all Applicable Laws, (b) in the case of Parent, not terminate the License Agreement, (c) not take any action that may cause the License Agreement to be terminated and (d) not engage in any action with the intent to, directly or indirectly, adversely impact or materially delay, or which would reasonably be expected to have the effect of adversely impacting or materially delaying, the payment of any Royalty Amounts as contemplated by the License Agreement and this Agreement.
Section 6.07    Purchase Agreement.
Shall maintain the effectiveness of, and continue to perform under, the Purchase Agreement, such that it does not amend, restate, supplement, cancel, terminate or otherwise modify the Purchase Agreement, or give any consent, waiver, directive or approval thereunder or waive any default, action, omission or breach under the Purchase Agreement or otherwise grant any indulgence thereunder, without (in each case) the prior written consent of Collateral Agent and Purchasers in their sole discretion.
Section 6.08    Indebtedness.
Shall not, in the case of the Company, create, incur, Guarantee, assume or suffer to exist any Indebtedness.
Section 6.09    Liens.

Shall not, in the case of the Company, create, grant or permit to exist any Lien on any of its assets or property, including the Purchased Receivables Collateral.
Section 6.10    Restricted Payments.
Shall not, in the case of the Company, declare, order, pay, make or set apart any sum for any Restricted Payment except that, so long as no Event of Default has occurred and is continuing, (i) the Company may make distributions to Parent of the amounts described in Section 6.02(b), (ii) the Company may make distributions to Parent to make payments with respect to the Academic Payments and (iii) subject to compliance with Section 6.01(a)(iv), the Company may make distributions to Parent of any amounts actually received and retained by the Company pursuant to Section 6.25(b)(i) through (iii), Section 6.25(b)(vi), Section 6.25(c), Section 6.25(d)(i), Section 6.25(d)(iv) or Section 6.25(e).
Section 6.11    Mergers.
Shall not, in the case of the Company, merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, and except as otherwise contemplated herein) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person.
Section 6.12    No Subsidiaries.
Shall not, in the case of the Company, create, have, acquire, maintain or hold any interest in any Subsidiary.
Section 6.13    No Modification.
Except for [**], to clarify that the [**], shall not, without the prior written consent of Collateral Agent and Purchasers (which consent Collateral Agent and Purchasers may withhold in their reasonable discretion), waive any of its rights under, amend or otherwise modify any of the Receivables Transaction Documents, or permit any of its Affiliates party thereto to do any of the foregoing.
Section 6.14    Enforcement of Rights.
Shall not fail to (a) diligently monitor the performance of Genentech under the License Agreement and (b) enforce all rights under such agreement. Parent shall promptly remit or direct Genentech to promptly remit into the Royalty Account the amount of any net recovery from such enforcement for distribution as otherwise required in Section 6.25. In connection with such obligations, if (w) Genentech has failed to pay any amount when due under the License Agreement or any amount has been incorrectly withheld, deducted or Set-off from payment thereof, or the tenor, amount or rate of such payment has been incorrectly reduced, (x) Genentech has failed to provide the basis of its calculations of royalties with sufficient specificity, (y) Genentech has not delivered any report specified in Section 6.04(a) within a reasonable amount of time after its due date, or (z) Genentech has otherwise breached any of its obligations under the License Agreement,

Parent shall use all commercially reasonable efforts (or, in the case of a breach described in clause (w) only, shall take all actions), including litigation if directed by Collateral Agent and Purchasers, to remedy such breach and, in connection therewith, (i) Parent agrees to be represented by counsel designated by Parent and reasonably acceptable to Collateral Agent and Purchasers, (ii) Parent shall not to take (or omit to take) any action except with the advice of such counsel and (iii) Parent shall not settle or compromise any claim, litigation or proceeding without the prior written consent of Collateral Agent and Purchasers. For purposes of this Section 6.14, the term “commercially reasonable efforts” shall be interpreted as if the Company had retained 100% ownership of the Purchased Receivables and all other Royalty Amounts.
Section 6.15    Audit Rights of Parent.
To the extent that Collateral Agent and Purchasers believe in good faith that Genentech has underpaid any Royalty Amounts, Collateral Agent and Purchasers shall, in writing, notify Parent of such belief, including the calendar quarter in question, and shall request that Parent initiate an audit for the fiscal year that includes such calendar quarter pursuant to Section 9.4 of the License Agreement to confirm the accuracy of such Royalty Amounts, and Parent shall initiate such audit pursuant to Section 9.4 of the License Agreement; provided that, in such case, (a) Purchasers shall reimburse Parent for all expenses of such audit actually incurred by Parent pursuant to Section 9.4 of the License Agreement (to the extent such expenses are not paid by Genentech) and (b) Parent shall direct Genentech to promptly remit into the Royalty Account the amount of any underpayments revealed by such audit, plus interest or, to the extent such funds are received by Parent, Collateral Agent and Purchasers hereby direct Parent to promptly remit such funds to the Royalty Account for distribution as otherwise required in Section 6.25.
Section 6.16    Defense of Intellectual Property.
The parties to this Agreement confirm and agree that each of Genentech and Parent has retained the right to pursue infringement claims and other enforcement actions under the License Agreement. The Company and Parent shall use their commercially reasonable efforts to cause Genentech, to the extent permitted under the License Agreement, to pursue infringement claims and other enforcement actions under the License Agreement against any third party to the extent not being pursued by Parent. If Parent becomes aware of alleged or threatened infringement of an Erivedge Patent, Parent shall give prompt written notice of such alleged or threatened infringement to Collateral Agent and Purchasers and will, where reasonable, take steps to enforce its patent rights subject to and consistent with the terms of the License Agreement and use commercially reasonable efforts to cause Genentech, to the extent permitted under the License Agreement, to take steps to enforce its patent rights subject to and consistent with the terms of the License Agreement. The Company and Parent shall cause Genentech, to the extent permitted under the License Agreement, to file, prosecute, maintain, enforce and/or defend the Erivedge Patents; and in the event Genentech does not file, prosecute, maintain, enforce and/or defend the Erivedge Patents, then the Company and/or Parent shall file, prosecute, maintain, enforce and/or defend the Erivedge Patents.
Section 6.17    Academic Payments.

Parent shall pay, (i) subject to receipt by the Company of the amounts payable pursuant to Section 6.25(b)(ii) and Section 6.25(d)(i), the full amount of all Academic Payments related to the Purchased Receivables and (ii) the full amount of all other Academic Payments, directly to the relevant academic institutions pursuant to the applicable Other License Agreements as and when due under the Other License Agreements.
Section 6.18    Purchased Receivables Collateral.
Shall not misappropriate or convert the Purchased Receivables Collateral in violation of this Agreement.
Section 6.19    Excess Academic Payments.
Parent shall pay the full amount of all Excess Academic Payments directly to the relevant academic institutions pursuant to the applicable Other License Agreements as and when due under the Other License Agreements.
Section 6.20    Collateral Agent’s and Purchasers’ Prior Consent.
Shall not, in the case of the Company, fail to obtain Collateral Agent’s and Purchasers’ prior written consent to (x) any secondary financing encumbering the Purchased Receivables Collateral or (y) any transfer of title to the Purchased Receivables Collateral or any direct ownership in the Company.
Section 6.21    Genentech Consent.
If requested by Collateral Agent and Purchasers in connection with any future permitted assignment, participation or any other transfer of some or all of Collateral Agent’s or Purchasers’ interests under this Agreement and the other Transaction Documents and in the Purchased Receivables Collateral, shall use their commercially reasonable efforts to promptly obtain any required Genentech consent to any such assignment, participation or other transfer.
Section 6.22    Negative Pledge.
Shall not permit, directly or indirectly, any pledge of the Equity Interests in the Company (other than under the Pledge Agreement).
Section 6.23    Put Option; Call Option.
Agree, along with Purchasers, as follows:
(a)    Put Option. In the event that an Event of Default shall occur during the Term, Purchasers shall have the right, but not the obligation (the “Put Option”), exercisable from the date on which Purchasers first have knowledge of such Event of Default until 180 days thereafter, to require the Company to repurchase from Purchasers the Purchased Receivables at the Put/Call Price. In the event Purchasers elect to exercise the Put Option, Purchasers shall deliver written notice to the Company specifying the closing date which date shall be 10 days from such notice date (the

“Put Option Closing Date”). On the Put Option Closing Date, the Company shall repurchase from Purchasers the Purchased Receivables at the Put/Call Price, calculated as of the Put Option Closing Date, in cash, the payment of which shall be made by wire transfer of immediately available funds to the account designated by Purchasers. Notwithstanding anything to the contrary contained herein, immediately upon (i) the occurrence of an Event of Default of the type specified in Section 9(h) or Section 9(i) of the Company Security Agreement or (ii) the exercise of any remedy set out in Sections 11(a) through 11(d) of the Company Security Agreement or in Sections 5.1 through 5.5 of the Pledge Agreement by Collateral Agent, Purchasers shall be deemed to have automatically and simultaneously elected to have the Company repurchase from Purchasers the Purchased Receivables for the Put/Call Price, calculated as of the date of such Event of Default or remedy exercise, as the case may be, in cash, and such Put/Call Price shall be immediately due and payable without any further action or notice by any party. For the avoidance of doubt, Purchasers’ election not to exercise the Put Option with respect to a given Event of Default shall constitute a waiver of Purchasers’ right to exercise the Put Option with respect to such Event of Default, but shall not preclude Purchasers from exercising the Put Option with respect to any other Event of Default.
(b)    Call Option. At any time after the Closing Date, the Company shall have the right, but not the obligation (the “Call Option”), exercisable upon 10 days’ written notice to Purchasers, to repurchase the Purchased Receivables from Purchasers at a repurchase price equal to the Put/Call Price. In order to exercise the Call Option, the Company shall deliver written notice to Purchasers of its election to so repurchase the Purchased Receivables not less than ten (10) days prior to the proposed closing date (the “Call Closing Date”). On the Call Closing Date, the Company shall repurchase from Purchasers the Purchased Receivables at the Put/Call Price, calculated as of the Call Closing Date, the payment of which shall be made by wire transfer of immediately available funds to the account designated by Purchasers.
Section 6.24    Remittances to Royalty Account.
Shall do the following:
(a)    On the Closing Date, (i) pursuant to the Consent and Direction, the Company and Parent shall direct Genentech to promptly remit to the Royalty Account any and all Royalty Amounts, and (ii) Parent shall notify Genentech, in writing, that the transactions contemplated herein have been consummated, and shall provide to Genentech in such notice the details of the Royalty Account (such notice, the “Commencement Notice”).
(b)    If and to the extent any Royalty Amounts are received by the Company or Parent (despite and in contradiction to the Consent and Direction and the Commencement Notice), the Company or Parent, as applicable, shall hold any and all such amounts in trust for the benefit of Purchasers, and Collateral Agent and Purchasers hereby direct the Company and Parent to promptly remit any and all such amounts directly to the Royalty Account for distribution as otherwise required under Section 6.25.
(c)    If Genentech makes any Set-Off against the Royalty Amounts (except to the extent such Set-off arises solely from the bankruptcy or insolvency of Genentech, the financial inability of Genentech to make any payment with respect to the Royalty Amounts or any breach or default under the License Agreement caused by the failure of Collateral Agent or a Purchaser to comply with the confidentiality provisions set forth in Section 8.10), the Company or Parent, as the case may be, shall promptly (and in any event no later than twenty Business Days) following the date on which it has Knowledge of such Set-off, remit to the Royalty Account a sum equal to the amount of such Set-off. After a Receivables Party makes the payment referred to in the first sentence of this Section 6.24(c), such Receivables Party shall be entitled to, and Collateral Agent and Purchasers shall not be entitled to, any amounts recovered from Genentech in respect of such Set-off.
Section 6.25    Disbursements from Royalty Account; Payment of Certain Amounts Due by Purchasers.
Agree, along with Collateral Agent and Purchasers, as follows:
(a)    Prior to the occurrence and continuation of an Event of Default, not later than two (2) Business Days prior to the next Quarterly Payment Date, Collateral Agent shall deliver to the Company and Parent a duly executed written notice setting forth the transfers to be made from the Royalty Account on such Quarterly Payment Date out of funds available therefor in the Royalty Account (a “Disbursement Instruction”), and related calculations of such transfers, which shall be binding on all parties absent manifest error.
(b)    Prior to the occurrence and continuation of an Event of Default, transfers pursuant to any Disbursement Instruction in respect of any Quarterly Payment Date shall be made in the following order of priority:
(i)    to pay any Excess Royalty Amounts in respect of the calendar quarter immediately preceding such Quarterly Payment Date, if payable, by transfer from the Royalty Account to the Company on such Quarterly Payment Date, to the account of the Company to which such funds are to be transferred specified in such Disbursement Instruction;
(ii)    to pay the portion of the Academic Payments payable in respect of the amount remaining after payment of the amount specified in clause (i), by transfer from the Royalty Account to the Company on such Quarterly Payment Date, to the account of the Company to which such funds are to be transferred specified in such Disbursement Instruction;
(iii)    to pay the Intellectual Property Payment in respect of such calendar quarter, by transfer from the Royalty Account to the Company on such Quarterly Payment Date, to the account of the Company to which such funds are to be transferred specified in such Disbursement Instruction;
(iv)    to pay 100% of the amount remaining after payment of the amounts specified in clauses (i) through (iii), until the payments actually received and retained by Purchasers under this clause (iv) during the calendar year in which such Quarterly Payment Date occurs equal $13,190,000 in the aggregate, by transfer from the Royalty Account to Purchasers on such Quarterly Payment Date, to the account of Purchasers to which such funds are to be transferred specified in such Disbursement Instruction; provided, that the maximum amount payable pursuant to this clause (iv) in any calendar year shall be reduced on a dollar for dollar basis from $13,190,000 by any amounts paid to Purchasers pursuant to Section 6.25(d)(ii) with respect to such calendar year;
(v)    to pay 35% of the amount remaining after payment of the amounts specified in clauses (i) through (iv), by transfer from the Royalty Account to Purchasers on such Quarterly Payment Date, to the account of Purchasers to which such funds are to be transferred specified in such Disbursement Instruction; and
(vi)    to pay 65% of the amount remaining after payment of the amounts specified in clauses (i) through (iv), by transfer from the Royalty Account to the Company on such Quarterly Payment Date, to the account of the Company to which such funds are to be transferred specified in such Disbursement Instruction.
(c)    Prior to the occurrence and continuation of an Event of Default, at any time that Genentech makes an Extraordinary Payment, the amount of such Extraordinary Payment that (i) relates to any prior quarter(s) and (ii) is accompanied by specific information clearly indicating the calendar quarter(s) to which such portion relates (such amount, a “Specified Extraordinary Payment”) shall be distributed pursuant to Section 6.25(b) as if such Specified Extraordinary Payment had been paid in the ordinary course in relation to such prior calendar quarter(s) ((taking into account payments already received in relation to such calendar quarter(s)), and in accordance with calculations by Collateral Agent which shall be binding on all parties absent manifest error.
(d)    Prior to the occurrence and continuation of an Event of Default, at any time that Genentech makes any Extraordinary Payment other than a Specified Extraordinary Payment, such Extraordinary Payment shall, in lieu of any distribution pursuant to Section 6.25(b) or Section 6.25(c), promptly be distributed in full as follows, pursuant to calculations by Collateral Agent which shall be binding on all parties absent manifest error:
(i)    first, to pay the Company an amount equal to the Academic Payments payable in respect of such portion;
(ii)    second, to pay Purchasers an amount equal to the sum of (x) $13,190,000 minus the amount received and retained by Purchasers pursuant to Section 6.25(b)(iv) during the calendar year in which Genentech makes such Extraordinary Payment, plus (y) the product of (A) $13,190,000 and (B) the number of full calendar years and any fraction thereof in the period beginning on the first day of the calendar year after the calendar year in which Genentech makes such Extraordinary Payment and ending on December 31, 2028;
(iii)    to pay Purchasers 35% of the amount remaining after payment of the amounts specified in clauses (i) and (ii); and
(iv)    to pay the Company 65% of the amount remaining after payment of the amounts specified in clauses (i) and (ii).

(e)    Prior to the occurrence and continuation of an Event of Default and subject to receipt and retention by Purchasers of the amounts specified in Section 6.25(b)(iv) and Section 6.25(b)(v) in respect of a calendar quarter, within 15 Business Days of the Quarterly Payment Date on which such amounts are actually received and retained by Purchasers, Purchasers shall make the following payments to the Company out of such amounts, to the account of the Company specified in the Disbursement Instruction for such Quarterly Payment Date:
(i)    the amount of the Additional 2021 Purchase Price payable in respect of such calendar quarter, if any; provided, however, that for the avoidance of doubt, the Additional 2021 Purchase Price shall be due and payable only to the extent of such amounts received under Section 6.25(b)(iv) and Section 6.25(b)(v) (including amounts payable pursuant to Section 6.25(c)) and only if such amounts are paid during any period commencing January 1, 2022 and thereafter; and
(ii)    to the extent any funds remain after the payment in clause (i), the amount of the Additional 2026 Purchase Price payable in respect of such calendar quarter, if any; provided, however, that for the avoidance of doubt, the Additional 2026 Purchase Price shall be due and payable only to the extent of such remaining funds and only if such remaining funds are paid during any period after the calendar quarter in which the Additional 2026 Purchase Price first becomes payable;
provided, further, that at any time Purchasers in their sole discretion may pay the entire remaining balance of the Additional 2021 Purchase Price or the Additional 2026 Purchase Price in a lump sum directly to the Company (any such payment, an “Additional Purchase Price Payment”), after which no further payments in respect thereof shall be due.
(f)    After the occurrence and during the continuation of an Event of Default, and notwithstanding the other provisions of this Section 6.25, Collateral Agent and Purchasers shall have the right to cease making payments pursuant to such other provisions and to exercise all other remedies hereunder and under the Security Agreement.
Section 6.26    Royalty Account.
Shall establish the Royalty Account before the next payment by Genentech of any Royalty Amounts and in any event before the next Genentech Payment Date, and shall ensure that the Royalty Account is subject to the Royalty Account Control Agreement from and including the time the Royalty Account is established. In the event that the Receivables Parties are unable to open a Royalty Account with Silicon Valley Bank or to enter into the Royalty Account Control Agreement with Silicon Valley Bank, the Receivables Parties shall establish the Royalty Account with another depositary bank reasonably satisfactory to the Collateral Agent, and shall enter into a control agreement with such depositary bank in form and substance reasonably satisfactory to the Collateral Agent, which such control agreement shall be deemed to be the Royalty Account Control Agreement for purposes of this Agreement; provided, that for the avoidance of doubt the deadlines for Royalty Account establishment and entry into the Royalty Account Control Agreement set out in the first sentence of this Section 6.26 shall still apply.

ARTICLE VII            TERMINATION
Section 7.01    Termination Date.
Except as provided in this Section 7.01 and in Section 7.02, this Agreement shall terminate upon expiration of the Royalty Interest Period (the “Term”). If any payments are required to be made by one of the parties hereunder or any party has a right to payments after that date, including without limitation by way of payment to or from the Royalty Account, this Agreement shall remain in full force and effect until any and all such payments have been made or received in full, and (except as provided in Section 7.02) solely for that purpose.
Section 7.02    Effect of Termination.
Subject to the second sentence of Section 7.01, immediately upon termination of this Agreement pursuant to Section 7.01, this Agreement and each other Transaction Document shall forthwith become void and have no effect without any liability on the part of any party hereto or its Affiliates, directors, officers, stockholders, partners, managers or members, save for any rights, obligations or claims of any party hereto which have accrued prior to termination (along with any corresponding limitations of liability in respect thereof) and provided that Article I (Definitions; Interpretation), this Article VII and Article VIII (Miscellaneous) shall survive any termination of this Agreement indefinitely. Upon termination of this Agreement pursuant to Section 7.01, any security interest pursuant to this Agreement or any Security Agreement shall automatically be released and of no further force or effect, and the Purchased Receivables shall automatically revert to the Company. In such event, Collateral Agent and Purchasers shall make such filings or deliver such terminations as are reasonably requested by Parent and the Company to evidence such release.
ARTICLE VIII            MISCELLANEOUS
Section 8.01    Notices and Deliveries.
Except as otherwise expressly provided, all notices, communications and materials to be given or delivered pursuant to the Transaction Documents shall be given or delivered in writing (which shall include telecopy transmissions) at the following respective addresses and telecopier numbers and to the attention of the following individuals or departments or at such other address or telecopier or telephone number or to the attention of such other individual or department as the party to which such information pertains may hereafter specify:
If to Purchasers to:
TPC Investments I LP
c/o Oberland Capital Management
1700 Broadway
37th Floor
New York, NY 10019
Attention: Andrew Rubinstein
Facsimile No.: (212) 257-5851

TPC Investments II LP
c/o Oberland Capital Management
1700 Broadway
37th Floor
New York, NY 10019
Attention: Andrew Rubinstein
Facsimile No.: (212) 257-5851
with a copy (which shall not constitute notice), in either case, to:
Oberland Capital Management
1700 Broadway
37th Floor
New York, NY 10019
Attention: David Dubinsky
Facsimile No.: (212) 257-5851
If to Collateral Agent to:
Lind SA LLC
c/o Oberland Capital Management
1700 Broadway
37th Floor
New York, NY 10019
Attention: Andrew Rubinstein
Facsimile No.: (212) 257-5851
with a copy (which shall not constitute notice), in either case, to:
Oberland Capital Management
1700 Broadway
37th Floor
New York, NY 10019
Attention: David Dubinsky
Facsimile No.: (212) 257-5851

If to the Company to:
Curis Royalty LLC
4 Maguire Road
Lexington, MA 02421
Attention: President
Telephone No.: (617) 503-6597
Facsimile No.: (617) 503-6501

If to Parent to:
Curis, Inc.
4 Maguire Road
Lexington, MA 02421
Attention: President and CEO
Telephone No.: (617) 503-6597
Facsimile No.: (617) 503-6501
with copies (which shall not constitute notice) of any correspondence to either the Company or Parent to:
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attn: Cynthia T. Mazareas, Esq.
Telephone No.: (617) 526-6393
Fax: (617) 526-5000
Notices, communications and materials shall be deemed given or delivered when delivered or received at the appropriate address or telecopy number to the attention of the appropriate individual or department
Section 8.02    Amounts Payable Due upon Request for Payment.
All amounts payable by the Company or Parent under the Transaction Documents shall, except as otherwise expressly provided, be immediately due upon request for the payment thereof.
Section 8.03    Rights Cumulative.
Each of the rights and remedies of Collateral Agent and Purchasers under the Transaction Documents shall be in addition to all of their other rights and remedies under the Transaction Documents and Applicable Law, and nothing in the Transaction Documents shall be construed as limiting any such rights or remedies.
Section 8.04    Amendments; Waivers.
Any term, covenant, agreement or condition of the Transaction Documents to which the Company is a party may be amended, and any right under such Transaction Documents may be waived, if, but only if, such amendment or waiver is in writing and is signed by Collateral Agent and Purchasers and, in the case of an amendment, by the Company and, if its rights or obligations hereunder are affected thereby, by Parent. Unless otherwise specified in such waiver, a waiver of any right under the Transaction Documents shall be effective only in the specific instance and for the specific purpose for which given. No election not to exercise, failure to exercise or delay in exercising any right, nor any course of dealing or performance, shall operate as a waiver of any right of Collateral Agent or Purchasers under the Transaction Documents or Applicable Law, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right of Collateral Agent or Purchasers under the Transaction Documents or Applicable Law.
Section 8.05    Set-Off.
Collateral Agent and Purchasers are hereby authorized by the Company and Parent, at any time and from time to time, without notice, during any Event of Default, to set off against, and to appropriate and apply to the payment of, the Liabilities of the Company or Parent under the Transaction Documents (whether matured or unmatured, fixed or contingent or liquidated or unliquidated) any and all Liabilities owing by Collateral Agent, any Purchaser or any of their respective Affiliates to the Company or Parent (whether payable in Dollars or any other currency and whether matured or unmatured), except, in each case, to the extent arising solely from the bankruptcy or insolvency of Genentech or the financial inability of Genentech to make any payment with respect to the Royalty Amounts.
Section 8.06    Assignments.
(a)    No Receivables Party may assign any of its rights or obligations under the Transaction Documents without the prior written consent of Collateral Agent and Purchasers, and no assignment of any such obligation shall release such Receivables Party therefrom unless Collateral Agent and Purchasers shall have consented to such release in a writing specifically referring to the obligation from which such Receivables Party is to be released.
(b)    Each of Collateral Agent and any Purchaser may assign any or all of its rights and obligations under this Agreement and the other Transaction Documents from time to time with, so long as no Default (as defined in the Company Security Agreement) or Event of Default has occurred and is continuing at such time, the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
Section 8.07    Governing Law.
The rights and duties of the Receivables Parties, Collateral Agent and Purchasers under this Agreement shall be governed by the law of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
Section 8.08    Judicial Proceedings; Waiver of Jury Trial.
Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Transaction Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court and irrevocably waives any objection it may now or hereafter have as to the venue of any such proceeding brought in such a court or that such a court is an inconvenient forum. Each party hereto waives personal service of process and consents that service of process upon it may be made by certified or registered mail, return receipt requested, at its address specified or determined in accordance with the provisions of Section 8.01, and service so made shall be deemed completed on the third Business Day after such service is deposited in the mail. Any judicial proceeding by any Receivables Party against Collateral Agent or any Purchaser involving any Transaction Document Related Claim shall be brought only in the Supreme Court of the State of New York sitting in New York County or the United States District Court of the Southern District of New York sitting in New York County, as applicable, and any appellate court from any thereof. Nothing in any Transaction Document shall affect any right that Collateral Agent and Purchasers may otherwise have to bring any action or proceeding relating to any Transaction Document against Parent or the Company or their respective properties in the courts of any jurisdiction. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE PARTIES INVOLVING ANY TRANSACTION DOCUMENT RELATED CLAIM.
Section 8.09    Severability of Provisions.
Any provision of the Transaction Documents that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof or affecting the validity or enforceability of such provision in any other jurisdiction. To the extent permitted by Applicable Law, each Receivables Party hereby waives any provision of Applicable Law that renders any provision of the Transaction Documents prohibited or unenforceable in any respect.
Section 8.10    Confidentiality.
(a)    For so long as this Agreement is in effect and for a period of two (2) years following the date of termination of this Agreement, the Receivables Parties, Collateral Agent and Purchasers shall comply with and be bound by the provisions set forth in Annex A hereto, with the party that discloses Confidential Information (as defined in Annex A) being the “Disclosing Party” and the party that receives Confidential Information being the “Recipient”; provided that in connection with any Disclosable Information (as defined in the Consent and Direction) such period shall be five (5) years after the end of the Term, Collateral Agent and Purchasers agree to be bound by the disclosure limitations in the Consent and Direction and Genentech shall be a third-party beneficiary of this Section 8.10 in connection with such Disclosable Information.
(b)    Any press release announcing the transaction contemplated herein shall be in form and substance satisfactory to Parent and Purchasers
Section 8.11    Counterparts.
This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto were upon the same instrument.
Section 8.12    Entire Agreement.

This Agreement embodies the entire agreement between the Company, Parent, Collateral Agent and Purchasers relating to the subject matters hereof and supersedes all prior agreements, representations and understanding, if any, relating to the subject matter hereof.
Section 8.13    Successors and Assigns.
All of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
Section 8.14    Expenses; Indemnification.
(a)    Except as provided in respect of the Purchaser Expenses, each party hereto shall bear its own out-of-pocket cost and expenses (including legal fees) in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents. The Company agrees to pay (i) the Purchaser Expenses, (ii) all fees and expenses payable under the Control Agreements, (iii) within five (5) days after the receipt of written notice from Collateral Agent and Purchasers, all out-of-pocket costs and expenses of Collateral Agent and Purchasers (including, without limitation, the reasonable and documented fees and expenses of Collateral Agent’s and Purchasers’ legal counsel) reasonably incurred by it in connection with the negotiation, preparation, execution and delivery of any and all amendments, modifications and supplements to this Agreement and the other Transaction Documents and (iv) if an Event of Default exists, all out-of-pocket costs and expenses of Collateral Agent and Purchasers (including, without limitation, the reasonable attorneys’ fees of Collateral Agent’s and Purchasers’ legal counsel) incurred by Collateral Agent and Purchasers in connection with the preservation and enforcement of their rights under this Agreement and the other Transaction Documents.
(b)    The Company agrees to indemnify Collateral Agent and each Purchaser and their respective partners, directors, officers, employees, trustees, attorneys, agents and advisors (each such Person, including without limitation Collateral Agent and each such Purchaser, being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, actions, judgments, suits, disbursements, penalties, damages, liabilities and related expenses and counsel fees and expenses (including without limitation the reasonable counsel fees and expenses incurred in the enforcement of any Transaction Documents against any of the Receivables Parties) (collectively, the “Indemnified Liabilities”), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of:
(i)    any breach of any representation, warranty or certification made by any Receivables Party in any of the Transaction Documents or any certificate given by any Receivables Party to Collateral Agent or any Purchaser in writing pursuant to this Agreement or any other Transaction Document;
(ii)    any breach of or default under any covenant or agreement by any Receivables Party to Collateral Agent or any Purchaser pursuant to any Transaction Document;
(iii)    the License Agreement or any of the Other License Agreements, any breach or default thereunder (other than any breach or default caused solely by the failure of

Collateral Agent or a Purchaser to comply with the confidentiality provisions set forth in Section 8.10) or any transactions contemplated thereby; or
(iv)    any claim, litigation, investigation or proceeding relating to any of the foregoing;
provided, however, that such indemnity shall not, as to any Indemnitee, apply to any such Indemnified Liabilities to the extent the underlying indemnification claim (A) results from the bad faith, gross negligence or willful misconduct of such Indemnitee as determined in a final, non-appealable judgment by a court of competent jurisdiction or (B) results from acts or omissions of the Receivables Parties specifically directed in written instructions from any Indemnitee.
(c)    Parent agrees to indemnify each Indemnitee against, and to hold each Indemnitee harmless from, any and all Indemnified Liabilities incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of: (i) any breach of any representation, warranty or certification made by any Receivables Party in any of the Transaction Documents or any certificates given by any Receivables Party to Collateral Agent or any Purchaser in writing pursuant to this Agreement or any other Transaction Document (other than in connection with any part of the representations and warranties under Section 4.10 proving to be incorrect or misleading in any material respect at any time); (ii) any breach of or default under any covenant or agreement by any Receivables Party to Collateral Agent or any Purchaser pursuant to any Transaction Document (other than any breach of or default under Sections 6.01(b), 6.05, 6.17, 6.18, 6.19, 6.20, 6.21, 6.22, 6.23, 6.24 and 6.26 of this Agreement) and, if capable of being remedied, such breach or default shall continue unremedied for a period of thirty (30) days; (iii) the License Agreement or any of the Other License Agreements, any breach or default thereunder (other than any breach or default caused solely by the failure of Collateral Agent or a Purchaser to comply with the confidentiality provisions set forth in Section 8.10) or any transactions contemplated thereby; or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing; provided, however, that such indemnity shall not, as to any Indemnitee, apply to any such Indemnified Liabilities to the extent the underlying indemnification claim (A) results from the bad faith, gross negligence or willful misconduct of such Indemnitee as determined in a final, non-appealable judgment by a court of competent jurisdiction or (B) results from acts or omissions of the Receivables Parties specifically directed in written instructions from any Indemnitee.
(d)    Parent agrees to indemnify each Indemnitee against, and to hold each Indemnitee harmless from, any and all Indemnified Liabilities incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of: (i) any breach of or default under Sections 6.01(b), 6.05, 6.17, 6.18, 6.19, 6.20, 6.21, 6.22, 6.23, 6.24 and 6.26 of this Agreement or (ii) any part of the representations and warranties under Section 4.10 proving to be incorrect or misleading in any material respect at any time; provided, however, that such indemnity shall not, as to any Indemnitee, apply to any such Indemnified Liabilities to the extent the underlying indemnification claim (A) results from the bad faith, gross negligence or willful misconduct of such Indemnitee as determined in a final, non-appealable judgment by a court of competent jurisdiction or (B) results from acts or omissions of the Receivables Parties specifically directed in written instructions from any Indemnitee. Notwithstanding anything to the contrary in this Section 8.14(d), Collateral Agent and each Purchaser shall be permitted to pursue a claim directly against Parent for any such Indemnified Liability under this Section 8.14(d) without first pursuing a claim directly against the Company and without proving that Collateral Agent or such Purchaser has suffered actual losses or damages (whether directly or indirectly).
(e)    Notwithstanding the foregoing clauses (b), (c) and (d) of this Section 8.14: (w) no provision of this Agreement shall be deemed or may be construed to constitute (A) a Guaranty by the Company or Parent (i) as to the value of any Royalty Amounts or (ii) as to the value of the Purchased Receivables Collateral or (B) a Guaranty by Parent of the Secured Obligations; (x) subject to Section 6.14 and Section 6.24(c), neither Collateral Agent nor Purchasers nor any other Indemnitee shall have any claim or recourse against the Company or Parent for any Indemnified Liabilities arising from or in connection with any failure to pay or other default by Genentech under the License Agreement or any delay, elimination or diminution of the amounts paid or payable by Genentech under Sections 8.5, 9.3, 9.4 or 14.1(b) of the License Agreement unless such Indemnified Liabilities are caused by or resulting from an actual breach or default by the Company or Parent of any of its obligations under the License Agreement; (y) neither Collateral Agent nor Purchasers nor any other Indemnitee shall have any claim or recourse against the Company or Parent for any Indemnified Liabilities arising from or in connection with any failure or other default by Genentech under the License Agreement or any delay, elimination or diminution of the amounts paid or payable by Genentech under Sections 8.5, 9.3, 9.4 or 14.1(b) of the License Agreement, in each case caused solely by the bankruptcy or insolvency of Genentech or the financial inability of Genentech to make any such payments; and (z) subject to Section 8.03, neither Collateral Agent nor Purchasers nor any other Indemnitee shall have any recourse under this Agreement against the Company or Parent, its assets or properties, except for claims expressly provided for under Section 8.14(a), (b), (c) or (d), the Company Security Agreement or the Pledge Agreement.
(f)    The provisions of this Section 8.14 shall survive termination of this Agreement, and shall remain operative and in full force and effect regardless of the consummation of the transactions contemplated hereby, the invalidity, illegality, or unenforceability of any term or provision of this Agreement or any other Transaction Document, or any investigation made by or on behalf of any of Collateral Agent and Purchasers. All amounts due under this Section 8.14 shall be payable within [**] following written demand therefor.
Section 8.15    Agency.
Purchasers and Collateral Agent agree, as among themselves, as follows:
(a)    Each Purchaser hereby appoints Collateral Agent to act on its behalf as collateral agent hereunder and under the other Transaction Documents and authorizes Collateral Agent to take such actions on its behalf, to exercise such powers as are delegated to Collateral Agent by the terms hereof or thereof and to act as agent of such Purchaser for purposes of acquiring, holding, enforcing and perfecting all Liens granted by the Receivables Parties on the Purchased Receivables Collateral to secure any of the Secured Obligations, in each case together with such actions and powers as are reasonably incidental thereto.

(b)    Each Purchaser agrees to indemnify Collateral Agent in its capacity as such (to the extent not reimbursed by the Receivables Parties and without limiting the obligation of the Receivables Parties to do so), according to its respective Pro Rata Share (in effect on the date on which indemnification is sought under this Section 8.15(b)), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time be imposed on, incurred by or asserted against Collateral Agent in any way relating to or arising out of, this Agreement, any of the other Transaction Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by Collateral Agent under or in connection with any of the foregoing. The agreements in this Section 8.15(b) shall survive the termination of this Agreement.
(c)    Collateral Agent shall have no duties or obligations except those expressly set forth herein and in the other Transaction Documents. Without limiting the generality of the foregoing, Collateral Agent shall not:
(i)    be subject to any fiduciary or other implied duties, regardless of whether any Default or any Event of Default has occurred and is continuing;
(ii)    have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Transaction Documents that Collateral Agent is required to exercise as directed in writing by any Purchaser; provided that Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Collateral Agent to liability or that is contrary to any Transaction Document or Applicable Laws; and
(iii)    except as expressly set forth herein and in the other Transaction Documents, have any duty to disclose, and Collateral Agent shall not be liable for the failure to disclose, any information relating to the Company, Parent or any of their respective Affiliates that is communicated to or obtained by Collateral Agent or any of its Affiliates in any capacity.
(d)    Collateral Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of Purchasers or as Collateral Agent shall believe in good faith shall be necessary, under the circumstances or (ii) in the absence of its own gross negligence or willful misconduct.
(e)    Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Transaction Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Transaction Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Collateral Agent.

(f)    Collateral Agent may rely, and shall be fully protected in acting, or refraining to act, upon, any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, bond or other paper or document that it has no reason to believe to be other than genuine and to have been signed or presented by the proper party or parties or, in the case of cables, telecopies and telexes, to have been sent by the proper party or parties. In the absence of its gross negligence or willful misconduct, Collateral Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to Collateral Agent and conforming to the requirements of this Agreement or any of the other Transaction Documents. Collateral Agent may consult with counsel, and any opinion or legal advice of such counsel shall be full and complete authorization and protection in respect of any action taken, not taken or suffered by Collateral Agent hereunder or under any other Transaction Document in accordance therewith. Collateral Agent shall have the right at any time to seek instructions concerning the administration of the Purchased Receivables Collateral from any court of competent jurisdiction. Collateral Agent shall not be under any obligation to exercise any of the rights or powers granted to Collateral Agent by this Agreement and the other Transaction Documents at the request or direction of Purchasers unless Collateral Agent shall have been provided by Purchasers with adequate security and indemnity against the costs, expenses and liabilities that may be incurred by it in compliance with such request or direction.
Section 8.16    Purchaser Allocations.
References in this Agreement or any other Transaction Document to an allocation between or sharing by Purchasers of any right, interest or obligation “ratably,” “proportionally”, “pro rata” or in similar terms shall refer to Pro Rata Share unless expressly provided otherwise. Payments of any amounts allocable to Purchasers pursuant to this Agreement or any other Transaction Document, including without limitation the proceeds of any sale of, or other realization upon, all or any part of the Purchased Receivables Collateral that may be received from time to time by Collateral Agent pursuant to the Security Agreements, shall be distributed to Purchasers in proportion to each such Purchaser’s Pro Rata Share. Collateral Agent shall promptly remit to Purchasers, and, if applicable, each Purchaser shall promptly to the other Purchaser, such sums as may be necessary to ensure the ratable distribution of any such amounts. If any payment or distribution of any kind or character, whether in cash, properties or securities, shall be received by a Purchaser in excess of its ratable share, then the portion of such payment or distribution in excess of such Purchaser’s ratable share shall be received by such Purchaser in trust for and shall be promptly paid over to the other Purchaser for application to the payments of amounts due on the other Purchaser’s claims. To the extent any payment is required to be returned as a voidable transfer or otherwise, Purchasers shall contribute to one another as is necessary to ensure that such return of payment is on a pro rata basis.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

COMPANY	By: /s/ James Dentzer Name: James E. Dentzer Title: President
PARENT	By: /s/ James Dentzer Name: James E. Dentzer Title: President and Chief Executive Officer

[Signature Page to Royalty Interest Purchase Agreement]

PURCHASERS:
TPC Investments I LP

By: /s/ Andrew Rubinstein
Name: Andrew Rubinstein
Title: Authorized Signatory

TPC Investments II LP

By: /s/ Andrew Rubinstein
Name: Andrew Rubinstein
Title: Authorized Signatory

COLLATERAL AGENT By: /s/ Andrew Rubinstein Name: Andrew Rubinstein Title: Authorized Signatory

[Signature Page to Royalty Interest Purchase Agreement]

ANNEX A

1.
Proprietary Information. As used in this Agreement, the term “Proprietary Information” shall mean any scientific, technical, trade or business information possessed or obtained by, developed for or given to one party to this Agreement (“Disclosing Party”) which is treated by Disclosing Party as confidential or proprietary including, without limitation, formulations, techniques, methodology, assay systems, formulae, chemical structures, procedures, tests, equipment, data, computer software, documentation, reports, know-how, sources of supply, patent positioning, relationships with consultants and employees, business plans and business developments, financial information, information concerning the existence, scope or activities of any research, development, manufacturing, marketing or other projects of Disclosing Party, and any other confidential or proprietary information about or belonging to Disclosing Party’s suppliers, licensors, licensees, partners, affiliates, customers, potential customers or others whether disclosed orally, visually, or in intangible form to the other party to this Agreement (“Recipient”). “Proprietary Information” does not include information which (i) was known by Recipient at the time it was disclosed, as evidenced by Recipient’s written records at the time of disclosure; (ii) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement; or (iii) is lawfully and in good faith made available to Recipient by a third party who had the right to disclose such information to Recipient. References in this Annex to “this Agreement” shall be deemed to be references to this Annex or to the Royalty Interest Purchase Agreement to which this Annex is attached, as the context shall require.

2.
Nondisclosure, and Use of Proprietary Information. Recipient shall not, directly or indirectly, publish, disseminate or otherwise disclose, deliver or make available to any person any Proprietary Information except to (i) directors, employees contractors and agents of Recipient who reasonably require access to such information and who are under obligations of confidentiality to Recipient at least as stringent as those set forth in this Agreement to maintain the confidentiality of such Proprietary Information, (ii) third party consultants who have a need to know and who are under obligations of confidentiality to Recipient at least as stringent as those set forth in this Agreement to maintain the confidentiality of such Proprietary Information or (iii) such Recipient’s Affiliates, potential or actual acquirers, merger partners, licensees, permitted assignees, collaborators (including licensees), subcontractors, investment bankers, investors, limited partners, partners, lenders, or other financial partners, and their respective directors, employees, contractors and agents who have a need to know and who are under obligations of confidentiality to Recipient at least as stringent as those set forth in this Agreement to maintain the confidentiality of such Proprietary Information. If required, Recipient may disclose the Proprietary Information to a government authority or by order of a court of competent jurisdiction, provided that such disclosure is subject to all applicable governmental or judicial protection available for like information and reasonable advance notice is given to Disclosing Party. Recipient shall use the Proprietary Information solely for the purpose of evaluating the potential relationship between the parties or for such other purposes as may be approved by Disclosing Party in writing. Recipient shall not use the Proprietary Information for the benefit of any party other than Disclosing Party, absent a separate agreement that permits such use. Upon request by Disclosing Party, Recipient shall promptly return to Disclosing Party all Proprietary Information including all copies thereof or destroy such Proprietary Information except that Recipient may retain one copy thereof solely for the purpose of determining the extent of its obligations hereunder.

3.	Nothing in this Agreement shall be interpreted as a grant of any rights to Disclosing Party’s intellectual property.

4.
Recipient shall adhere to the U.S. Export Administration Laws and Regulations and shall not export or re-export any technical data received from Disclosing Party hereunder or the direct product of such technical data to any proscribed country listed in the U.S. Export Administration Regulations unless properly authorized by the U.S. Government.

Schedule 1.01
Erivedge Patent Portfolio

Curis Case No.	Country	Serial No.	Publication Number	Patent Number

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of two pages were omitted. [**]

EXHIBIT A
FORM OF BILL OF SALE AND ASSIGNMENT

See attached.

Execution Version
This Bill of Sale (“Bill of Sale”) dated March 22, 2019 is executed and delivered by Curis Royalty LLC, a Delaware limited liability company (the “Seller”) and Curis, Inc., a Delaware corporation (the “Parent”), to TPC Investments I LP, a Delaware limited partnership, and TPC Investments II LP, a Delaware limited partnership (each, a “Purchaser” and together, the “Purchasers”). All capitalized words and terms used in this Bill of Sale and not defined herein shall have the respective meanings ascribed to them in the Royalty Interest Purchase Agreement of even date herewith between the Seller, the Parent, the Purchasers, and Lind SA LLC, a Delaware limited liability company, as collateral agent on behalf of the Purchasers (in such capacity, the “Collateral Agent”) (the “Royalty Interest Purchase Agreement”).
WHEREAS, pursuant to the Royalty Interest Purchase Agreement, the Seller has agreed to sell, transfer, convey, assign and deliver to the Purchasers the Purchased Receivables;
NOW, THEREFORE, in consideration of the mutual promises set forth in the Royalty Interest Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller hereby agrees as follows:

1.
The Seller hereby sells, transfers, conveys, assigns and delivers to the Purchasers, and the Purchasers hereby purchase and receive, to have and to hold in accordance with the Royalty Interest Purchase Agreement and this Bill of Sale, all of the Seller’s right, title and interest in, to and under all of the Purchased Receivables.

2.
The Seller hereby covenants that, at any time or from time to time after the date hereof, at either or both of the Purchasers’ reasonable request and without further consideration, the Seller will execute and deliver to the Purchasers such other instruments of sale, transfer, conveyance and assignment as either or both of the Purchasers may reasonably deem necessary to sell, transfer, convey, assign and deliver to the Purchasers, and to confirm the Purchasers’ title to, all of the Seller’s right, title and interest in, to and under the Purchased Receivables.

3.
The Seller does hereby irrevocably constitute and appoint the Purchasers, its successors and assigns, its true and lawful attorneys, with full power of substitution, in its name or otherwise, and on behalf of the Seller, or for its own use, to claim, demand, collect and receive in accordance with the Royalty Interest Purchase Agreement any and all of the Purchased Receivables. The Seller further authorizes the Collateral Agent and the Purchasers to file financing statements (and continuation statements with respect to such financing statements when applicable) naming the Seller as the seller and the Purchasers as the purchasers and/or the Collateral Agent as the secured party.

4.
The Seller, by its execution of this Bill of Sale, and the Purchasers, by their acceptance of this Bill of Sale, each hereby acknowledges and agrees that neither the representations and warranties nor the rights, remedies or obligations of any party under the Royalty Interest Purchase Agreement shall be deemed to be enlarged, modified or altered in any way by this instrument except as specifically provided in Sections 3 and 4 hereof.

5.	This Bill of Sale will be binding upon and inure to the benefit of the Seller, the Purchasers and their respective successors and assigns under the Royalty Interest

Purchase Agreement, for the uses and purposes set forth and referred to above, effective immediately upon its delivery to the Purchasers.
[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the Seller, the Parent and the Purchasers have caused this instrument to be duly executed under seal as of and on the date first above written.
CURIS ROYALTY LLC

By:    _/s/ James E. Dentzer_____________________
Name: James E . Dentzer
Title: President

CURIS, INC.

By:    /s/ James E. Dentzer______________________
Names: James E. Dentzer
Title: President and Chief Executive Officer

[Signature Page to Bill of Sale]

ACCEPTED

TPC Investments I LP
By: /s/ Andrew Rubinstein___________
Name: Andrew Rubinstein
Title: Authorized Signatory

TPC Investments II LP
By: /s/ Andrew Rubinstein___________
Name: Andrew Rubinstein
Title: Authorized Signatory

[Signature Page to Bill of Sale]

EXHIBIT B
COMPANY DEPOSIT ACCOUNT DETAILS

Account holder: Curis Royalty LLC
Account bank name: Silicon Valley Bank
Account number: [**]
ABA Routing number: 121140399
SWIFT Code: SVBKUS6S

EXHIBIT C
FORM OF COMPANY SECURITY AGREEMENT

Incorporated by reference to Exhibit 10.41 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018

EXHIBIT D
FORM OF CONSENT AND DIRECTION

Incorporated by reference to Exhibit 10.43 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018

EXHIBIT E
FORM OF DEPOSIT ACCOUNT CONTROL AGREEMENT

Account	[BANK GDO USE ONLY]	Account	[BANK GDO USE ONLY]
	Cash Sweep		Cash Sweep

	[GDO initials]		[GDO initials]
Customer: Curis Royalty LLC

Creditor: Lind SA LLC
This Deposit Account Control Agreement (“Agreement”) is entered into as of the date set forth on the signature page hereto among Silicon Valley Bank (“Bank”), Creditor identified above (“Creditor”), and Customer identified above (“Customer”).
All parties hereto agree as follows:
1.Deposit Account. (a) Bank maintains one or more demand, time, savings, passbook or other similar accounts that are identified above in which Customer has an interest (collectively, the “Account”). The Deposit Account (as defined below) is subject to Bank’s Deposit Agreement and Disclosure Statement (the “Deposit Agreement”); provided that, in the case of any conflict between the terms of this Agreement and the Deposit Agreement, the terms of this Agreement will prevail. The parties acknowledge that the Deposit Account constitutes a “deposit account” within the meaning of Section 9102 of the Uniform Commercial Code of the State of California (the “UCC”) and Bank is a “bank” within the meaning of Section 9102 of the UCC. Bank’s jurisdiction for purposes of Section 9304 of the UCC is the State of California.

(b) To the extent that the box under the heading “Cash Sweep” opposite the Account above is checked, the Cash Sweep Rider attached hereto shall apply to such Deposit Account.

2.Security Interest. Customer and Creditor represent and warrant that pursuant to a security agreement or similar agreement, Customer has granted to Creditor a security interest in the Account and in all funds now or later deposited into or held therein (collectively, the “Deposit Account”).

3.Customer’s Rights in Deposit Account. (a) Customer, Bank and Creditor agree that Bank will comply with the instructions originated by Creditor directing disposition of the funds in the Deposit Account without further consent by Customer, subject to this Section 3 and Section 4 hereof.

(b)    Until Bank receives a notice from Creditor that Creditor is exercising its rights under this Agreement to direct Bank to cease complying with instructions or any directions originated by Customer (a “Notice of Exclusive Control”) and Bank has a reasonable opportunity to comply with it, but no later than two (2) Business Days (as defined below) after a Notice of Exclusive Control has been validly delivered (in accordance with Section 12(b) hereof), Customer will, subject to the Deposit Agreement and applicable law, be entitled to draw items on and to withdraw or otherwise direct the disposition of funds from the Deposit Account.
© 2018 SVB Financial Group. All rights reserved. SVB, SVB FINANCIAL GROUP, SILICON VALLEY BANK, MAKE NEXT HAPPEN NOW
and the chevron device are trademarks of SVB Financial Group, used under license. Silicon Valley Bank is a member of the FDIC and the Federal Reserve System. Silicon Valley Bank is the California bank subsidiary of SVB Financial Group (Nasdaq: SIVB).

Rev. Jun 11, 2018    Deposit Account Control Agreement    Page 1 of 8

(c)    So long as this Agreement is in effect, Customer may not close the Deposit Account without Creditor’s prior written consent, which Bank shall have no duty to verify. Bank may close the Deposit Account in accordance with the Deposit Agreement and as may be required by applicable law. After Bank receives a Notice of Exclusive Control and Bank has a reasonable opportunity to comply with it, but no later than two (2) Business Days after a Notice of Exclusive Control has been validly delivered (in accordance with Section 12(b) hereof), subject to applicable law, Bank will notify Creditor not less than thirty (30) calendar days prior to closing the Deposit Account in non- emergency circumstances and substantially contemporaneously with closing the Deposit Account in emergency circumstances. Customer will notify Creditor promptly if Bank closes the Deposit Account.

4.Creditor’s Control of Deposit Account. After Bank receives a Notice of Exclusive Control and Bank has a reasonable opportunity to comply with it, but no later than two (2) Business Days after a Notice of Exclusive Control has been validly delivered (in accordance with Section 12(b) hereof), Bank and Customer agree that subject to applicable law: (a) except as provided in Section 5 hereof, Bank will comply with instructions originated by Creditor directing disposition of the funds in the Deposit Account without further consent by Customer (including upon closure of the Deposit Account); and (b) Bank will not comply with any instructions from Customer concerning the Deposit Account or any funds therein. Bank shall have no duty to inquire or determine whether Creditor is entitled to send a Notice of Exclusive Control. Bank will be fully entitled to rely upon such instructions from Creditor even if such instructions are contrary to any instructions or demands delivered by Customer. Customer confirms that Bank (x) should follow instructions from Creditor even if the result of following such instructions is that Bank dishonors items presented for payment from the Deposit Account, and (y) will have no liability to Customer for wrongful dishonor of such items in following such instructions from Creditor. For purposes of this Agreement, “Business Day” means a day on which Bank is open to the public for business and is measured in a 24 hour increment.
5.Rights Reserved by Bank. (a) Creditor agrees that nothing herein subordinates or waives, and that Bank expressly reserves, any and/or all of Bank’s present and future rights (whether described as rights of debit, setoff, banker’s liens, chargeback or otherwise, and whether available to Bank under the law or under any other agreement between Bank and Customer concerning the Deposit Account) with respect to:

(i)the face amount of a check, draft, money order, instrument, wire transfer of funds, automated clearing house entry, credit from a merchant card transaction, other electronic transfer of funds or other item
(A) deposited in or credited to the Deposit Account, whether before or after the date of this Agreement, and returned unpaid or otherwise uncollected or subject to an adjustment entry, whether for insufficient funds or for any other reason and without regard to the timeliness of the return or adjustment or the occurrence or timeliness of any other person’s notice of nonpayment or adjustment, (B) subject to a claim against Bank for breach of transfer, presentment, encoding, retention or other warranty under Federal Reserve Regulations or Operating Circulars, clearing house rules, the UCC or other applicable law, or (C) for a merchant card transaction, against which a contractual demand for chargeback has been made (“Returned Items”);

(ii)service charges, fees or expenses payable or reimbursable to Bank in connection with the Deposit Account or any related services for the Deposit Account, including in connection with this Agreement (“Account Charges”); and

(iii)any adjustments or corrections of any posting or encoding errors (“Adjustments”).

(b)Creditor    agrees    that notwithstanding receipt of a Notice of Exclusive Control, Bank may exercise Bank’s rights and remedies in connection with any liens or claims it may have in or on the Deposit Account as described in Section 5(a) hereof, including the rights and remedies described in Section 7 hereof.
6.Statements. At Customer’s expense, upon a request of Creditor made to Bank by Creditor in writing, Bank will send copies of all statements sent to Customer for the Deposit Account to Creditor in accordance with Section
12 hereof. Until this Agreement is terminated, Customer authorizes Bank to disclose to Creditor at Creditor’s request any information concerning the Deposit Account.
7.Returned Items, Account Charges and Adjustments. Bank may debit the Deposit Account for Returned Items, Account Charges and Adjustments. If at any time that a Notice of Exclusive Control is effective with respect to the Deposit Account (a) funds are not available in the Deposit Account to cover the amount of any Returned Item, Account Charge and Adjustment, and (b) Customer fails to pay such amount within fifteen (15) Business Days of Bank’s written demand therefor, then Creditor agrees that it will pay, within ten (10) Business Days of a written demand by Bank, amounts owed for each such Returned Item, Account Charge or Adjustment that is not paid in full by Customer up to the amount of the proceeds received by Creditor from the Deposit Account, provided that Bank must make a demand from Creditor within 180 days of termination of this Agreement.

8.Indemnity and Hold Harmless of Bank by Customer. Customer hereby agrees to indemnify and hold harmless Bank, its affiliates and their respective directors, officers, agents and employees (each, an “Indemnified Person”) against any and all claims, causes of action, losses, liabilities, lawsuits, demands, damages, costs and expenses, including without limitation any and all court costs and reasonable and documented out of pocket attorneys’ fees, charges and disbursements (each, a “Claim”), asserted by any person other than an Indemnified Person in any way related to or arising out of or in connection with the Account, this Agreement or any transaction contemplated hereunder, including without limitation as a resultof Bank following any instructions of Creditor following receipt of a Notice of Exclusive Control; provided that no Indemnified Person shall be entitled to be indemnified for any Claims to the extent that such Claims result from the gross negligence or willful misconduct of such Indemnified Person as determined by a final non-appealable judgment of a court of competent jurisdiction.

9.Indemnification and Hold Harmless of Bank by Creditor. To the extent that an Indemnified Person is not promptly indemnified by Customer, Creditor shall indemnify and hold harmless such Indemnified Person against any and all Claims asserted by any person other than an Indemnified Person and arising from any Notice of Exclusive Control from Creditor; provided that no Indemnified Person shall be entitled to be indemnified for any Claims to the extent that such Claims result from the gross negligence or willful misconduct of such Indemnified Person as determined by a final non-appealable judgment of a court of competent jurisdiction.

(10)    Limitation of Liability.        THIS AGREEMENT DOES NOT CREATE ANY OBLIGATIONS OF BANK, AND BANK MAKES NO    EXPRESS    OR    IMPLIED REPRESENTATIONS OR WARRANTIES WITH RESPECT TO ITS OBLIGATIONS UNDER THIS AGREEMENT, EXCEPT FOR THOSE EXPRESSLY SET FORTH HEREIN. BANK MAY RELY ON ANY AND ALL NOTICES AND COMMUNICATIONS IT BELIEVES ARE GIVEN BY THE APPROPRIATE PARTY. IN NO EVENT SHALL ANY PARTY HERETO BE LIABLE FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (PROVIDED THAT THE FOREGOING SHALL IN NO EVENT LIMIT INDEMNIFICATION OBLIGATIONS IN SECTIONS 8 AND 9 HEREOF). IN NO EVENT SHALL BANK BE LIABLE FOR CIRCUMSTANCES BEYOND BANK’S CONTROL (INCLUDING, WITHOUT LIMITATION, COMPUTER MALFUNCTIONS, INTERRUPTIONS OF COMMUNICATION FACILITIES, LABOR DIFFICULTIES, ACTS OF GOD, WARS, OR TERRORIST ATTACKS). CREDITOR AND CUSTOMER AGREE THAT

BANK IS RELEASED FROM ANY AND ALL LIABILITIES TO CREDITOR AND CUSTOMER IN ANY WAY RELATED TO OR ARISING OUT OF OR IN CONNECTION WITH THE ACCOUNT, THIS AGREEMENT OR ANY TRANSACTION    CONTEMPLATED HEREUNDER, EXCEPT TO THE EXTENT THE LIABILITIES ARE DIRECTLY CAUSED BY BANK’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A FINAL NON-APPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION.

11.    Amendments. This Agreement and all exhibits attached hereto may be amended only by a written agreement signed by Bank, Creditor, and Customer.

12.    Notices. (a) Any notice or other communication (other than a Notice of Exclusive Control which shall be delivered in accordance with Section 12(b) hereof) provided for or allowed hereunder shall be in writing and shall be considered to have been validly delivered (i) when received if delivered to the address set forth within the signature section of the applicable party hereto at the end of this Agreement via hand delivery, messenger, overnight delivery or email, or (ii) 72 hours after being deposited in the United States mail, registered or certified, postage prepaid, return receipt requested, if sent to the address set forth within the signature section of the applicable party hereto at the end of this Agreement. In the case of any notice or other communication sent by Bank to another party hereto in accordance with this Section 12(a) (including statements delivered pursuant to Section 6 hereof) which is returned as undelivered, Bank shall have no obligation to investigate or inquire as to the appropriate alternative delivery information for the recipient and Bank shall be permitted to retain or shred such undelivered notice or other communication.

(b)    A Notice of Exclusive Control shall be (i) in writing, (ii) substantially in form and substance as set forth in Exhibit A hereto, (iii) delivered to the address set forth within Bank’s signature section at the end of this Agreement via hand delivery, messenger, overnight delivery or email, and (iv) considered to have been validly delivered when actually received, except that an email will be considered to have been validly delivered only when Bank acknowledges receipt thereof to Creditor. To the extent Creditor does not deliver a Notice of Exclusive Control in accordance with this Section 12, Creditor (x) acknowledges that Bank may not be able to respond to such Notice of Exclusive Control pursuant to Section 4 hereof, and (y) agrees that Bank will not be held liable for any failure to respond to such Notice of Exclusive Control.

(c)    The addresses and emails to which notices or other communications are to be delivered (including statements delivered pursuant to Section 6 hereof and a Notice of Exclusive Control delivered pursuant to Section 12(b) hereof) may be changed from time to time by notice delivered as provided herein.
13.     Compliance with Law. Each of Customer and Creditor agrees that it will promptly provide Bank with all documents requested by Bank if deemed necessary by Bank to enable Bank to comply with applicable law, including the provisions of §326 of the USA PATRIOT Act, the Bank Secrecy Act and the rules and regulations promulgated thereunder.

14.    Integration Provision. This Agreement constitutes the entire agreement among Bank, Customer and Creditor with respect to Creditor’s control over the Deposit Account and matters related thereto, and all prior communications, whether verbal or written, between any of the parties hereto with respect to the subject matter hereof shall be of no further effect or evidentiary value.

15.    Counterparts; Electronic Signatures. This Agreement may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic mail transmission shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature” and words of like import herein shall be deemed to include electronic signatures, including any Electronic Signature as defined in the Electronic

Transactions Law (2003 Revision) of the Cayman Islands (the “Cayman Islands Electronic Signature Law”), or the keeping of records in electronic form, including any Electronic Record, as defined in Cayman Islands Electronic Signature Law, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Cayman Islands Electronic Signature Law; provided, however that sections 8 and 19(3) of the Cayman Islands Electronic Signature Law shall not apply to this Agreement or the execution or delivery thereof.

16.    Relationship of the Parties. Nothing in this Agreement shall create any agency or fiduciary relationship between Customer, Creditor and Bank.

17.     Governing Law and Jurisdiction. The parties hereto agree that this Agreement shall be governed exclusively under and in accordance with the laws of the State of California. Each party hereto submits to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California.
18.    Jury Trial Waiver. CUSTOMER, CREDITOR, AND BANK EACH WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, OR ANY CONTEMPLATED    TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR ALL PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time out of or based upon this Agreement or any transaction contemplated herein shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self- help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.
19.    Successors. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective corporate successors or heirs and personal representatives. Customer may not assign this Agreement without the prior written consent of Creditor and Bank. Creditor may assign this Agreement upon written notice to Bank; provided that such assignee must assume in writing or by operation of law all of Creditor’s obligations under this Agreement. Bank may assign this Agreement upon written notice to Customer and Creditor; provided that such assignee must assume in writing or by operation of law all of Bank’s obligations under this Agreement.

20.    Termination; Survival. Customer may terminate this Agreement only with the written consent of Creditor. Creditor may terminate this Agreement by giving Bank and Customer written notice of termination. Bank may terminate this Agreement by giving Creditor and Customer thirty (30) calendar days’ prior written notice of termination unless termination is a result of Bank’s closure of the Deposit Account pursuant to its rights set forth in the Deposit Agreement or in accordance with applicable law, in which case, Creditor’s receipt of notice shall be governed by Section 3 hereof. Subject to the foregoing, this Agreement automatically terminates when the Deposit Account closes. Sections 7, 8, 9, 10, 13, 17 and 18 hereof and this Section 20 shall survive the termination of this Agreement.

[Signature page follows]

[BANK GDO USE ONLY]
BANK: Address for Notices: Silicon Valley Bank Global Deposit Operations 80 East Rio Salado Parkway, Mail Sort AZ145 Tempe, AZ 85281 Email: GroupControlAgreementSupport@svb.com Telephone: (480) 557-4964	SILICON VALLEY BANK By: Name: Title: Global Deposit Operations Date:

CUSTOMER: Address for Notices: 4 Maguire Road Lexington, MA 02421 Email: bsteinkrauss@curis.com Telephone: 617-503-6624
 Curis Royalty LLC (name)                                                                             a Delaware   (jurisdiction)
 Limited Liability Company   (entity form)
TIN* 46-1451371

By:     (must be an authorized signer on the current BDA)
Name: William Steinkrauss                                      Title: VP Finance and Treasurer

CREDITOR: Address for Notices: 1700 Broadway, 37th Floor New York, NY 10019 Email: ddubinsky@oberlandcapital.com; Telephone: 212-257-5860	Lind SA LLC (name), a Delaware (jurisdiction) Limited Liability Company (entity form) TIN* By: Name: David Dubinsky Title: Authorized Signatory

Section 8.17    * Pursuant to §326 of the USA PATRIOT Act, Bank is required to obtain a Tax Identification Number (TIN) from all parties to this Agreement.

© 2018 SVB Financial Group. All rights reserved. SVB, SVB FINANCIAL GROUP, SILICON VALLEY BANK, MAKE NEXT HAPPEN NOW
and the chevron device are trademarks of SVB Financial Group, used under license. Silicon Valley Bank is a member of the FDIC and the Federal Reserve System. Silicon Valley Bank is the California bank subsidiary of SVB Financial Group (Nasdaq: SIVB).

Rev. Jun 11, 2018    Deposit Account Control Agreement    Page 7 of 8

EXHIBIT A
FORM OF NOTICE OF EXCLUSIVE CONTROL

To:	Silicon Valley Bank (“Bank”) Global Deposit Operations
80 East Rio Salado Parkway, Mail Sort AZ145 Tempe, AZ 85281
Email: GroupControlAgreementSupport@svb.com

From: Lind SA LLC (“Creditor”)
Re: Curis Royalty LLC (“Customer”)

Date:
Pursuant to the Deposit Account Control Agreement dated as of      (“Agreement”) among Bank, Customer and Creditor, Creditor hereby notifies Bank of Creditor’s exercise of Creditor’s rights under the Agreement to direct Bank to cease complying with instructions or any directions originated by Customer.
Creditor hereby acknowledges and agrees that it shall promptly submit documentation acceptable to Bank that complies with Customer Due Diligence Requirements for Financial Institutions (31 CFR 1010, 1020, 1023, 1024 and 1026), and provide Bank with any other documents requested by Bank if deemed necessary by Bank to enable Bank to comply with applicable law, including §326 of the USA PATRIOT Act, the Bank Secrecy Act and the rules and regulations promulgated thereunder.
Creditor hereby certifies that the person executing this notice is an authorized representative of Creditor authorized to act on behalf of Creditor and to make the representations and agreements included herein.

CREDITOR:	Lind SA LLC (name) By: Name: Title:

(if by email) [BANK GDO USE ONLY]
ACKNOWLEDGED BY:	SILICON VALLEY BANK By: Name: Title: Global Deposit Operations Date: Time:

© 2018 SVB Financial Group. All rights reserved. SVB, SVB FINANCIAL GROUP, SILICON VALLEY BANK, MAKE NEXT HAPPEN NOW
and the chevron device are trademarks of SVB Financial Group, used under license. Silicon Valley Bank is a member of the FDIC and the Federal Reserve System. Silicon Valley Bank is the California bank subsidiary of SVB Financial Group (Nasdaq: SIVB).

Rev. Jun 11, 2018    Deposit Account Control Agreement    Page 8 of 8

EXHIBIT F
FORM OF PLEDGE AGREEMENT

Incorporated by reference to Exhibit 10.42 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018

EXHIBIT G
FORM OF ROYALTY ACCOUNT CONTROL AGREEMENT

BLOCKED DEPOSIT ACCOUNT CONTROL AGREEMENT

Customer:     Curis Royalty LLC         Creditor:     Lind S.A. LLC     Date:

This Blocked Deposit Account Control Agreement (“Agreement”) is entered into as of the above date among Silicon Valley Bank (“Bank”), Creditor identified above (“Creditor”), and Customer identified above (“Customer”).
Bank maintains the demand account identified above in which the Customer has an interest (the “Blocked Account”) and into which checks, drafts, money orders, instruments, wire transfer of funds, automated clearing house entries, and other electronic transfer of funds or other items of value from time to time delivered to Bank by or on behalf of Customer (collectively, “Items”) are directly deposited or credited. Pursuant to a security agreement or similar agreement, Customer has granted to Creditor dominion and control over and a security interest in the Blocked Account and all funds and Items deposited into the Blocked Account. The parties are entering into this Agreement to provide for (i) the perfection of Creditor’s security interest in the Blocked Account and all funds and Items deposited into the Blocked Account, and (ii) the handling of funds deposited in the Blocked Account.
All parties agree as follows:
1.Blocked Account. The Blocked Account is subject to Bank’s Deposit Agreement and Disclosure Statement (the “Deposit Agreement”)provided that, in the case of any conflict between the terms of this Agreement and the Deposit Agreement, the terms of this Agreement will prevail. The parties acknowledge that the Blocked Account constitutes a “deposit account” within the meaning of Section 9102 of the Uniform Commercial Code of the State of California ("UCC") , and Bank is a "bank" within the meaning of Section 9102 of the UCC. The provisions of this Agreement constitute "control" over the Blocked Account within the meaning of Section 9104 of the UCC.

2. Security Interests. Bank acknowledges the dominion and control and the lien on and security interest granted by Customer to Creditor in the Blocked Account and all funds and Items deposited into the Blocked Account.

[For Bank use only - Bank representative to check box, if necessary, and insert initials.]
(a) Other than as set forth in Section 6 below, Bank does not have a security interest in the Blocked Account or the Lockbox.     [GDO initials]

(b) Bank has a security interest in the Blocked Account or the    Lockbox. [GDO initials]

If the box in Section 2(b) above is checked, the priorities of Creditor’s security interest and Bank’s security interest in the Blocked Account or the Lockbox are governed by an intercreditor or other similar agreement between Bank and Creditor.
3. Other Deposit Control Agreements.

[For Bank use only - Bank representative to check appropriate box below and insert initials.]
Bank has not entered into any other control agreement governing the Blocked Account with any other party. [GDO initials]
SVB Blocked Deposit Account Control Agreement (without Lockbox) (August 2013)

Bank has entered into other control agreement(s) governing the Blocked Account with the following party or parties:

    [GDO initials]

Bank agrees that it will not enter into a control agreement with any other party with respect to the Blocked Account without Creditor’s prior written consent

4.No Customer’s Rights in Blocked Account. Creditor has dominion and control over the Blocked Account and Customer will not have any control over, or be entitled to draw items on or to withdraw or otherwise direct the disposition of funds from the Blocked Account. So long as this Agreement is in effect, Customer may not close the Blocked Account without Creditor’s prior written consent. Bank may close the Blocked Account in accordance with the Deposit Agreement and as may be required by applicable law (provided that, upon closing the Blocked Account, Bank shall take the actions specified in Section 21(b) hereof). Bank will notify Creditor at least thirty (30) days prior to closing the Blocked Account in non-emergency circumstances    and    substantially contemporaneously with closing the Blocked Account in emergency circumstances (for example, in response to fraud), unless prohibited by law. Customer will notify Creditor promptly if Bank closes the Blocked Account.

5.Creditor’s Control of Blocked Account; Deposits to Blocked Account.

(a)    Except as permitted in Sections 6 and 8 hereof, Bank and Customer agree that: (i) Bank will comply only with Creditor’s instructions as to the withdrawal or disposition of any Items or funds deposited in or credited to the Blocked Account and as to any other matters relating to the Blocked Account, without Customer’s further consent, and (ii) Bank will not comply with any instructions from Customer concerning the Blocked Account or any Items or funds therein. Effective as of the date of this Agreement, Creditor hereby authorizes Bank, and Bank hereby agrees, to transfer to Creditor automatically and without further direction from Creditor or consent by Customer all collected and available balances in the Blocked Account in accordance with the standing wire instructions set forth on Exhibit A hereto or, upon Bank’s receipt of no less than three (3) Business Days

(as defined below) prior written notice thereof, pursuant to such other instructions as Creditor may deliver to Bank (each, a “Notice of Disposition of Funds”). For the avoidance of doubt, the parties hereto agree that Creditor shall not be required to deliver a Notice of Disposition of Funds in order to require Bank to wire collected and available balances each Business Day pursuant to the standing wire instructions set forth on Exhibit A hereto, but rather Creditor shall only be required to deliver a Notice of Disposition of Funds in order to modify the instructions set forth on Exhibit A. Customer and Bank acknowledge and agree that the standing wire instructions set forth on Exhibit A hereto or pursuant to any other Notice of Disposition of Funds may not be changed without Creditor’s prior written consent.

(b)    Customer authorizes and directs Bank to comply with all instructions given by Creditor in accordance with this Agreement and permissible under the Deposit Agreement. Bank shall have no duty to inquire or determine whether Creditor is entitled to send any instructions. Creditor’s instructions may include the giving of stop payment orders for any items being presented to the Blocked Account for payment (it being acknowledged and agreed to by the parties hereto that Customer shall not, and shall not have any rights to, issue checks or other drafts against the Blocked Account). Bank will be fully entitled to rely upon such instructions from Creditor even if such instructions are contrary to any instructions or demands given by Customer. Customer confirms that Bank (x) should follow instructions from Creditor even if the result of following such instructions is that Bank dishonors Items presented for payment from the Blocked Account, and (y) will have no liability to Customer for wrongful dishonor of such Items in following such instructions from Creditor. For purposes of this Agreement, “Business Day” means a day on which Bank is open to the public for business and is measured in a 24 hour increment.

(c)    This Agreement does not create any obligation or duty on the part of Bank other than as specifically set forth herein, including, without limitation, any duty to monitor or determine if any Items deposited or credited to, or to be deposited or credited to, the Blocked Account were properly directed for deposit or credit to the Blocked Account or if any Items deposited or credited to, or to be deposited or credited to, any Other Account (as defined in

SVB Blocked Deposit Account Control Agreement (without Lockbox) (August 2013)    2

Section 8) should have been directed for deposit or credit to the Blocked Account.

6.Priorities of Security Interests; Rights Reserved by Bank.

(a)    Creditor agrees that nothing herein subordinates or waives, and that Bank expressly reserves, any and/or all of Bank’s present and future rights (whether described as rights of setoff, banker’s liens, chargeback or otherwise, and whether available to Bank under the law or under any other agreement between Bank and Customer concerning the Blocked Account or any Items or funds in the Blocked Account) with respect to:

(i)    the face amount of a check, draft, money order, instrument, wire transfer of funds, automated clearing house entry, other electronic transfer of funds or other Item (A) deposited in or credited to the Blocked Account, whether before or after the date of this Agreement, and returned unpaid or otherwise uncollected or subject to an adjustment entry, whether for insufficient funds or for any other reason and without regard to the timeliness of the return or adjustment or the occurrence or timeliness of any other person’s notice of nonpayment or adjustment, or (B) subject to a claim against the Bank for breach of transfer, presentment, encoding, retention or other warranty under Federal Reserve Regulations or Operating Circulars, clearing house rules, the UCC or other applicable law (“Returned Items”);

(ii)    usual and customary service charges, fees or expenses payable or reimbursable to the Bank in connection with the Blocked Account or any services relating to the Blocked Account, including, without limitation, any services provided to comply with Creditor’s instructions (“Account Charges”); and

(iii)    any adjustments or corrections of any posting or encoding errors (“Adjustments”).

Bank agrees that, other than as set forth in this Section 6, Bank subordinates in favor of Creditor any security interest, lien or other rights (including, without limitation any rights of setoff, banker’s liens, chargeback or otherwise, and whether available to Bank under the law or under any other agreement between Bank and Customer concerning the Blocked Account) Bank may have now or in the future against the

Blocked Account and any funds or Items in the Blocked Account.

(b)    Creditor    agrees    that, notwithstanding this Agreement, Bank may exercise Bank’s rights and remedies in connection with any liens or claims it may have in or on the Blocked Account or any funds or items therein as described in Section 6(a).

7.Statements. At Customer’s expense, Bank will send copies of all statements sent to Customer for the Blocked Account to Creditor at Creditor’s address set forth below Creditor’s signature at the end of this Agreement. Until this Agreement is terminated, Customer authorizes Bank to disclose to Creditor at Creditor’s request any information concerning the Blocked Account, including but not limited to the identity of any other party with which Customer and Bank have executed control agreements. If requested by Creditor, Customer will work with Creditor to provide Creditor with viewing rights with respect to the Blocked Account on Bank’s online banking and transaction reporting service.

8.Returned Items, Account Charges, and Adjustments.

(a)    Bank will debit the Blocked Account for any Returned Items and Adjustments, without prior notice to Creditor or Customer. If at any time there are insufficient funds in the Blocked Account to fully cover the Returned Items and Adjustments on the day they are to be debited to the Blocked Account, Bank will debit any other account or accounts of Customer at Bank (“Other Accounts”) or transfer funds from Other Accounts into the Blocked Account to cover such shortfall, without prior notice to Creditor or Customer. If any shortfall remains after such debits to or transfers from any Other Account and Customer fails to pay such amount within three (3) Business Days of Bank’s written demand therefor, then Creditor agrees that it will pay, within fifteen (15) Business Days of a written demand by Bank, amounts owed for each such Returned Item or Adjustment that is not paid in full by Customer up to the amount of the proceeds received by Creditor from the Blocked Account, provided that Bank must make a demand from Creditor within 180 days of the transfer to Creditor of the funds attributable to such Returned Items or Adjustments in accordance with Section 5.

(b)    Bank will debit any Other Accounts for any Account Charges, without prior

SVB Blocked Deposit Account Control Agreement (without Lockbox) (August 2013)    3

notice to Creditor or Customer. If at any time there are insufficient funds in all Other Accounts to fully cover the Account Charges, Bank will debit the Blocked Account to cover such unpaid Account Charges no earlier than three (3) Business Days after notice thereof to Creditor and Customer. If any shortfall remains after such debit to the Blocked Account, then Creditor agrees that it will pay, within fifteen (15) Business Days of a written demand by Bank, amounts owed for each such Account Charge (to the extent that such Account Charge was incurred on or prior to the termination date of this Agreement) that is not paid in full up to the amount of the proceeds received by Creditor from the Blocked Account, provided that Bank must make a demand from Creditor within 180 days of such Account Charge being due from Customer.

(c)    Creditor and Customer understand and agree that the collected and available balance in the Blocked Account to be transferred to Creditor pursuant to Section 5 will be determined after deducting from the Blocked Account the amount of Returned Items, Adjustments and Account Charges to be debited to (or for which a transfer was made from Other Accounts to) the Blocked Account to cover such Returned Items, Adjustments and Account Charges in accordance with this Section 8.

(d)    Customer hereby authorizes Bank to debit one or more Other Accounts for Returned Items, Adjustments and Account Charges, without notice to Creditor or Customer. In addition, in order to facilitate the payment of Returned Items and Adjustments, Customer hereby agrees and authorizes Bank to transfer funds from any Other Account to the Blocked Account in order to satisfy any shortfall in the payment of Returned Items and Adjustments. Customer and Creditor agree that such debits or transfers of funds from such Other Accounts may be made regardless of whether any such Other Account is subject to a control agreement or similar agreement.

9.Indemnity and Hold Harmless of Bank by Customer. Customer hereby agrees to indemnify and hold harmless Bank, its affiliates and their respective directors, officers, agents and employees (each, an “Indemnified Person”) against any and all claims, causes of action, liabilities, lawsuits, demands and damages (each, a "Claim") asserted by any person other than an Indemnified Person, including without limitation, any and all court costs and reasonable out of pocket attorneys' fees, in any way related to or arising out of or in connection with this Agreement; provided that no Indemnified Person shall be entitled to be indemnified to the extent that such Claims result from such Indemnified Person’s gross negligence or willful misconduct.

10.Indemnification and Hold Harmless of Bank by Creditor. To the extent that an Indemnified Person is not promptly indemnified by Customer, Creditor shall indemnify and hold harmless such Indemnified Person against any and all Claims (including reasonable out of pocket attorneys’ fees) asserted by persons other than an Indemnified Person and arising from any instruction or request of Creditor in connection with this Agreement except to the extent such Claims result from the gross negligence or willful misconduct of Bank or any other Indemnified Person; provided that in no event shall Creditor be liable for any special, indirect, consequential or punitive damages, or lost profits. Creditor agrees that Bank is released from any and all liabilities to the Creditor arising from the terms of this Agreement except to the extent such liabilities arise from Bank’s or another Indemnified Person’s gross negligence or willful misconduct.

11.Waiver.    NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR ANYWHERE ELSE, CUSTOMER WAIVES AND AGREES THAT IT SHALL NOT SEEK FROM BANK OR CREDITOR UNDER ANY THEORY OF LIABILITY (INCLUDING WITHOUT LIMITATION ANY THEORY IN TORT), ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES RELATING TO THIS AGREEMENT

12.Amendments. This Agreement and all exhibits attached hereto may be amended only by a written agreement signed by Bank, Creditor, and Customer.

13.Notices. Any notice, including, without limitation, any Notice of Disposition of Funds, or other communication provided for or allowed hereunder shall be in writing and shall be considered to have been validly given (i) when received if delivered personally (whether by messenger, hand delivery or otherwise) or by overnight delivery or by facsimile to the recipient to the address or facsimile number set forth below

SVB Blocked Deposit Account Control Agreement (without Lockbox) (August 2013)    4

the signature of the applicable party hereto, or (ii) 72 hours after being deposited in the United States mail, registered or certified, postage prepaid, return receipt requested, if sent to the address and addressee as set forth below the signature of the applicable party hereto, except that any Notice of Disposition of Funds shall be validly given when received if mailed. The addresses and facsimile numbers to which notices or other communications are to be given (including statements delivered pursuant to Section 7 and a Notice of Disposition of Funds) may be changed from time to time by notice given as provided herein.

Creditor agrees that it will provide Bank with a copy of its formation documentation when delivering a Notice of Disposition of Funds if deemed necessary by Bank to enable Bank to comply with the provisions of §326 of the USA PATRIOT Act, unless such documentation has previously been provided to Bank and Bank can verify that such documentation is still maintained in Bank’s files (provided that no such request by Bank shall delay the effectiveness of any such Notice of Disposition of Funds).

14.Integration Provision.    This Agreement constitutes the entire agreement among Bank, Customer and Creditor with respect to Creditor’s dominion and control over the Blocked Account and matters related thereto, and all prior communications, whether verbal or written, between any of the parties hereto with respect to the subject matter hereof shall be of no further effect or evidentiary value.

15.Counterparts. This Agreement may be signed in counterparts that, when signed by all parties, shall constitute one agreement.

16.Relationship of the Parties. Nothing in this Agreement shall create any agency or fiduciary relationship between Customer, Creditor and Bank.

17.Governing Law and Jurisdiction. The parties hereto agree that this Agreement shall be governed exclusively under and in accordance with the laws of the State of California. All parties hereto each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California.

18.Jury Trial Waiver. CUSTOMER, CREDITOR, AND BANK EACH WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING

OUT OF OR BASED UPON THIS AGREEMENT, OR ANY CONTEMPLATED TRANSACTION,    INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR ALL PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A
TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time out of or based upon this Agreement or any transaction contemplated herein shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules

SVB Blocked Deposit Account Control Agreement (without Lockbox) (August 2013)    5

and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

19.Successors. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective corporate successors or heirs and personal representatives. Customer may not assign this Agreement without the prior written consent of the Creditor and Bank. Creditor may assign this Agreement upon written notice to Bank; provided, that such assignee must assume in writing or by operation of law all of Creditor’s obligations under this Agreement. Bank may assign this Agreement upon written notice to Customer and Creditor provided, that such assignee must assume in writing or by operation of law all of Bank’s obligations under this Agreement.

20.Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Bank and any other party to this agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees and other reasonable costs and expenses incurred, in addition to any other relief to which it may be entitled.

21.	Termination; Survival.

(a)    Customer may terminate this Agreement only with the written consent of Creditor. Creditor may terminate this Agreement by giving Bank and Customer written notice of termination. Creditor acknowledges that, as of the date of termination of this Agreement, it will no longer have dominion and control or a perfected security interest in the Blocked Account via control pursuant to this
Agreement (subject to clause (b) below). Bank may terminate this Agreement by giving Creditor and Customer 30 days’ prior written notice of termination unless termination is a result of Bank’s closure of the Blocked Account pursuant to its rights set forth in the Deposit Agreement or in accordance with applicable law, in which case, Creditor’s receipt of notice shall be governed by Section 4 hereof. Subject to the foregoing, this Agreement automatically terminates when the Blocked Account closes or when Creditor notifies Bank that all obligations owed to Creditor have been paid in full, and Creditor has terminated its security interest in the Blocked Account. Sections 8, 9, 10, 11, 17, 18 and 20 shall survive the termination of this Agreement.

(b)    Upon delivery of a notice of termination of this Agreement by Bank (or upon Bank closing the Blocked Account in accordance with Section 4), if requested by Creditor, the collected and available balance in the Blocked Account on the date of the closure of the Blocked Account or the date of termination of this Agreement will be transferred to Creditor pursuant to the instructions set forth in the then existing Notice of Disposition of Funds.

[Signature page follows.]

SVB Blocked Deposit Account Control Agreement (without Lockbox) (August 2013)    6

BANK:    SILICON VALLEY BANK
By:      Title:     Global Deposit Operations

Address for Notices: Silicon Valley Bank
Global Deposit Operations
3003 Tasman Drive, Mail Sort HF 151 Santa Clara, CA 95054
Telephone: (408) 654-6324
Facsimile: (408) 728-9746
CUSTOMER:

             , a      TIN*:

By:      Name:      Title:

Address for Notices:

Telephone: Facsimile
CREDITOR:

By:

Address for Notices:

Telephone: Facsimile:

* Pursuant to §326 of the USA PATRIOT Act, Bank is required to obtain a Tax Identification Number (TIN) from all parties to this Agreement.

SVB Blocked Deposit Account Control Agreement (without Lockbox) (August 2013)

Exhibit A

Standing Wire Instructions

See Attached Blocked Account Standing Wire Instructions

SVB Blocked Deposit Account Control Agreement (without Lockbox) (August 2013)

ARTICLE IX    Blocked Account Request for Establishment of Standing Wire Transfer Instructions
Please type or print clearly and ensure the form is signed

COMPANY INFORMATION

Creditor Name

Account Number

Please complete the following information to establish a standing wire transfer. This wire will be sent in accordance with the beneficiary information provided on the Repetitive Wire Transfer Request form.

STANDING WIRE OPTIONS

Beneficiary Name

Please pick one of the following options:

A Fixed Amount of $    to be wired on a fixed date of:

Week (Specific Day)      Month (Specific Date)      Year (Specific Date)

Creditor wishes to leave a peg amount of $	in the named account and wire all proceeds in excess of the peg amount.
Daily
Week (Specific Day)      Month (Specific Date)      Year (Specific Date)
If the proposed date/day is a Bank holiday, the client wishes funds to be wired the

Prior business day or    Following business day

Creditor wishes this service to be established on the following date

Creditor wishes this service to be terminated on the following date

Note: If there is no termination date provided, the service will remain in effect until the creditor notifies Global Funds Transfer, Silicon Valley Bank, of their wish to terminate this service. The termination request must be received by Silicon Valley Bank at least 3 business days prior to the proposed termination services.

AGREEMENT
The signature on this form must be the authorized signer for the Creditor.

Signature (Authorized Signer for Creditor)    Print Name & Title    Date

FOR BANK USE
Template Input Date:      Template Input By:      Template Verified By:      Assigned Number:

BlockedAcctStandingWire    Rev. 06/08

COMPANY INFORMATION

Blocked Account Repetitive Wire Transfer Request
Please type or print clearly and ensure the form is signed

Client Name Curis Royalty LLC

Creditor Name

Account Number

BENEFICIARY INFORMATION
Wire Amount

Add    Change    Delete

Bank Name

Branch Name

ABA Number

Address

City/State/Zip

Beneficiary Name

Beneficiary Account Number

Additional Information

AGREEMENT

The signature on this form must be the authorized signer for the Creditor.

Signature (Authorized Signer for Creditor)    Print Name & Title    Date

Each Repetitive Transfer Request will be assigned a repetitive payment identification code. The code must be used each time an authorized representative initiates a request.

We follow the security procedures in the Funds Transfer (Wire) Agreement in the Deposit Agreement Disclosure Statement. You may initial here to choose the high risk procedure and assume the increased risk that unauthorized Repetitive Transfers may be sent with only a telephone call with the appropriate identification code.    (Initials)

FOR BANK USE
Template Input Date:      Template Input By:      Template Verified By:      Assigned Number:
BlockedAcctStandingWire Rev. 06/08
Rev. 06/08